UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

WellCare Health Plans, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8735 Henderson Road   •  Tampa, Florida 33634   •  (813) 290-6200   •  www.wellcare.com

April 15, 2014

Dear Stockholder:

On behalf of the Board of Directors and the management team, it is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of WellCare Health Plans, Inc.

As shown in the enclosed Notice of 2014 Annual Meeting of Stockholders, the Annual Meeting will be held at 10:00 a.m., Eastern Time, Wednesday, May 28, 2014, at the Renaissance Centre building at our corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634. At the Annual Meeting, we will be acting on the matters listed in the accompanying Notice. If you require special assistance at the Annual Meeting because of a disability, please contact Lisa Iglesias, our Secretary, at (813) 206-1393.

We hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the Annual Meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or to vote on the Internet or by telephone. If you attend the Annual Meeting, you may vote in person, even if you have previously voted. However, if you hold your shares in a brokerage account, or “street name,” you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the Annual Meeting.

Thank you for your support.

Sincerely,

David J. Gallitano

Chairman of the Board and Chief Executive Officer

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE. IF YOU ATTEND THE ANNUAL MEETING AND PROVIDE APPROPRIATE DOCUMENTATION, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR VOTING PROMPTLY.

WELLCARE HEALTH PLANS, INC.

Notice of 2014 Annual Meeting of Stockholders

TIME AND DATE	10:00 a.m., Eastern Time, May 28, 2014.

PLACE	8745 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE

1.      To elect ten directors to hold office until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.      To approve a proposed amendment to the WellCare Health Plans, Inc. certificate of incorporation to include a forum selection clause;

3.      To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

4.      To cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in the accompanying proxy statement; and

5.      To transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.

The Board recommends that stockholders vote FOR all director nominees in Proposal 1 and FOR Proposals 2, 3 and 4, as outlined in the accompanying proxy statement.

RECORD DATE	March 31, 2014.

PROXY VOTING

It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you or by voting on the Internet or by telephone. Please refer to your proxy card or Notice of Internet Availability of Proxy Materials to determine if there are other voting options available to you. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

WEBCAST

A live webcast of the 2014 Annual Meeting of Stockholders will be provided through the Company’s website at www.wellcare.com. Select Investors, then select the icon for the 2014 Annual Meeting and follow the instructions provided. Additionally, the recorded webcast will be available on the Investor Relations website for a period of 30 days following the 2014 Annual Meeting of Stockholders.

On or about April 15, 2014, we mailed to our stockholders either (1) a copy of our proxy statement, a proxy card and an Annual Report or (2) a Notice of Internet Availability of Proxy Materials (“Availability Notice”), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.

BY ORDER OF THE BOARD OF DIRECTORS

Tampa, Florida	Lisa G. Iglesias
April 15, 2014	Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2014:

The accompanying proxy statement and the 2013 Annual Report on Form 10-K are available at www.proxyvote.com.

Please have the 12-digit control number on your Availability Notice available to access these documents.

PROXY STATEMENT HIGHLIGHTS

This summary is provided for your convenience. Please read our entire proxy statement and 2013 annual report before determining how to vote.

HOW TO VOTE IN PERSON AT THE ANNUAL MEETING

Beneficial stockholders - Most stockholders of WellCare Health Plans, Inc. (“WellCare,” the “Company,” “we,” “us” or “our”) are “beneficial owners”, also known as “street name” holders, which means a bank, broker or other institution holds shares on their behalf. If this is how you hold your shares, you will need to get a legal proxy from the institution holding your shares to vote in person at the Annual Meeting. You will also need to provide proper identification at the Annual Meeting.

Registered stockholders – A few of our stockholders are registered directly with our transfer agent, Computershare, as holders of WellCare stock. As the stockholder of record, a registered stockholder can vote in person at the Annual Meeting without a legal proxy from an institution. You will need to provide proper identification at the Annual Meeting

You can also vote via the internet, by phone or by mail. See “How do I cast my vote?” below for additional information on how to vote.

Record Date & Meeting Date

The record date for the Annual Meeting is March 31, 2014. Owners of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting, which will be held at 10:00 a.m., Eastern Time, May 28, 2014. The meeting will be at our headquarters located at 8745 Henderson Road, Tampa, Florida.

Proposals and Vote Recommendations

At the Annual Meeting stockholders will consider the following proposals:

Proposal	Vote recommendation of the Board	See Page
Election of 10 directors	FOR all nominees	10
Approval of an amendment to the Company’s certificate of incorporation to include a forum selection clause	FOR	18
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR	21
Advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay” vote)	FOR	23

The stockholders will also vote to transact any other business that may properly come before the Annual Meeting.

Directors

The table below shows summary information regarding WellCare’s current directors, each of which is a nominee for director at the Annual Meeting. More information regarding our directors is included under “Proposal 1: Election of Directors” in this proxy statement.

Name	Age	Director Since	Current Committees
David J. Gallitano Chairman and Chief Executive Officer, WellCare Health Plans, Inc.	66	2009	• None

Name	Age	Director Since	Current Committees
Richard C. Breon President and Chief Executive Officer, Spectrum Health System	63	2013	• Health Care Quality and Access • Regulatory Compliance
Carol J. Burt Principal, Burt Hilliard Investments	56	2010	• Audit and Finance • Compensation (chair) • Nominating and Corporate Governance
Roel C. Campos Partner, Locke Lord LLP	65	2013	• Health Care Quality and Access • Regulatory Compliance
D. Robert Graham Chair, Board of Oversight of the Bob Graham Center for Public Service	77	2007	• Health Care Quality and Access • Regulatory Compliance
Kevin F. Hickey Principal, HES Advisors	62	2002	• Compensation • Health Care Quality and Access
Christian P. Michalik Managing Director, Kinderhook Industries	45	2002	• Audit and Finance • Nominating and Corporate Governance (chair)
Glenn D. Steele, Jr., M.D. President and Chief Executive Officer, Geisinger Health System	69	2009	• Compensation • Nominating and Corporate Governance • Health Care Quality and Access (chair)
William L. Trubeck Former Executive Vice President and Chief Financial Officer, H&R Block, Inc.	67	2010	• Audit and Finance • Regulatory Compliance (chair)
Paul E. Weaver Former Vice Chairman, PricewaterhouseCoopers, LLP	68	2010	• Audit and Finance (chair) • Compensation

Corporate Governance Highlights

•   Nine of our 10 directors are independent (with the exception being Mr. Gallitano, who is serving as our Chief Executive Officer until a new Chief Executive Officer is appointed and therefore currently is not independent)

•   Directors are elected by majority vote in uncontested elections

•   Annual election of all directors (no staggered board)

•   Independent Compensation Committee that engages an independent compensation consultant

•   Code of Conduct and Business Ethics applicable to directors, executives and other associates

•   Stock ownership guidelines for directors and executives

•   Disclosure on our website of political giving policy and amounts given

•   Simple majority vote to approve a merger

•   No “poison pill” (stockholders’ rights plan)

Leadership Structure. Our Corporate Governance Guidelines provide that the positions of Chair and Chief Executive Officer are to be held by different individuals unless the Company’s Board of Directors (the “Board”) affirmatively determines that it is in our best interests for the positions to be held by a single individual. Currently, the Board is conducting a search for a new Chief Executive Officer. Our Chairman, David Gallitano, has been appointed as Chief Executive Officer until a new Chief Executive Officer is appointed. Mr. Gallitano has affirmatively removed himself from consideration for the permanent position of Chief Executive Officer and the Board intends that the positions of Chair and Chief Executive Officer be separated again, as soon as the new Chief Executive Officer commences employment with us. During this interim period, the Board has appointed Christian Michalik to serve as an independent Lead Director.

Meetings and Attendance. The Board met 11 times in 2013. During 2013, all directors attended at least 86% of the aggregate number of meetings of the Board and all committees on which the director served held during the period in which the director served. All directors who were members of the Board at the time of our 2013 Annual Meeting of Stockholders attended the 2013 Annual Meeting.

Committees. Each of our committees is comprised solely of independent directors. The names of the committees, their primary areas of responsibility, and the number of times they met during 2013 are as follows:

Committee	Primary Responsibilities	# of Meetings in 2013
Audit and Finance	• Oversees financial reporting and other financial matters • Oversees compliance with legal and regulatory requirements • Oversees the performance of our internal audit function	11
Compensation	• Oversees and guides our compensation and benefit programs • Reviews and approves compensation and significant terms of employment of CEO and other executive officers • Reviews and advises the Board regarding equity plans and director compensation	12
Health Care Quality and Access	• Oversees our strategies and activities relating to health care quality and access • Collaborates with the Compensation Committee regarding quality related performance measures for incentive compensation	4
Nominating and Corporate Governance	• Reviews Board composition and recommends director nominees • Reviews and recommends revisions to our Corporate Governance Guidelines • Reviews and makes recommendations regarding committee composition, chairs, lead director and similar matters	7
Regulatory Compliance	• Provides detailed and focused oversight of our compliance with laws, rules and regulations • Oversees and makes recommendations regarding our Code of Conduct and Business Ethics • Oversees compliance with our Corporate Integrity Agreement	4

More detailed information regarding our corporate governance is included under “Corporate Governance” in this proxy statement.

Amendment to Certificate of Incorporation

The Board is recommending that stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for the following legal actions involving the Company:

•	derivative actions,
•	actions asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of WellCare to it or its stockholders,
•	actions asserting a claim arising pursuant to any provision of the Delaware General Corporate Law, the Company’s certificate of incorporation or bylaws, and
•	actions asserting a claim governed by the internal affairs doctrine.

This amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolution of such claims.

Please see “Proposal 2: Approval of an Amendment to the Certificate of Incorporation” for the text of the proposed amendment as well as more complete information about the proposed amendment.

Independent Registered Public Accounting Firm

The Audit and Finance Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board is seeking stockholder ratification of the appointment.

The fees we paid to Deloitte in 2013 are set forth below:

Audit Fees	$2,842,150
All Other Fees	$0

All of the 2013 fees described above were pre-approved by the Audit and Finance Committee in accordance with our Audit and Non-Audit Services Pre-Approval Policy.

Please see “Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm” for more information regarding this proposal.

Executive Compensation

At our 2013 Annual Meeting of Stockholders, more than 98% of the votes cast in the advisory vote were in favor of our named executive officer compensation as disclosed in our 2013 proxy statement. The Compensation Committee did not make any substantive changes to our executive officer compensation program in 2013.

In 2013, our “named executive officers” were:

•	David J. Gallitano, Chairman of the Board and Chief Executive Officer;
•	Alec Cunningham, former Chief Executive Officer;
•	Thomas L. Tran, Senior Vice President and Chief Financial Officer;
•	Lisa G. Iglesias, Senior Vice President, General Counsel and Secretary;
•	Blair W. Todt, Senior Vice President, Chief Strategy and Development Officer;
•	Lawrence D. Anderson, Senior Vice President and Chief Human Resources Officer;
•	Daniel R. Paquin, former President, National Health Plans; and
•	Walter W. Cooper, former Chief Administrative Officer.

A substantial percentage of the compensation we pay our named executive officers consists of performance-based compensation. Our Compensation Committee grants performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals. The Compensation Committee also uses benchmarking in connection with assessing and reviewing compensation for our executive officers to help ensure the Company remains competitive relative to its peers with respect to attracting and retaining qualified executives.

➢

2013 short-term incentive program: Adjusted EPS (as calculated in accordance with the 2013 short-term incentive program) was $4.98 compared to a target of $5.00. With respect to our named executive officers, bonuses under this program were paid at 98% of target for Ms. Iglesias, Mr. Todt and Mr. Anderson.

➢

2010 - 2013 long-term incentive program: The Company was ranked 34% above median in terms of return on equity and 37% above median in terms of operating margin. The Company achieved accreditation for all targeted health plans during the period. Although the Company improved its Medicare STAR scores and HEDIS scores, its performance was below the targets set for these goals. With respect to our named executive officers, bonuses under this program were paid at 115% of target for Mr. Tran, Ms. Iglesias, Mr. Todt and Mr. Anderson.

The Compensation Committee has retained Frederic W. Cook & Co. Inc. (“Cook & Co.”) as its independent compensation consultant since June 2011. Cook & Co. does not perform any additional services for us. The Compensation Committee believes that Cook & Co. has been independent and does not have any conflicts of interest during its service as independent compensation consultant to the Compensation Committee.

Please see “Executive Compensation” for more complete information regarding our compensation philosophy, our executive compensation program and the amounts paid to our named executive officers.

Important Deadlines Relating to 2015 Annual Meeting

In order for a stockholder proposal to be presented at the 2015 Annual Meeting of Stockholders it must be received by WellCare within the timeframes set forth below:

Must be received by WellCare
Stockholder proposal included in proxy statement	No later than December 16, 2014
Stockholder proposal not included in proxy statement	Between January 28, 2015 and February 27, 2015

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

These materials are being sent to you on behalf of our Board of Directors (the “Board of Directors” or the “Board”). You are receiving these materials because you are a stockholder of WellCare that is entitled to receive notice of the 2014 Annual Meeting of Stockholders (“Annual Meeting”) and to vote on matters that are properly presented at the Annual Meeting.

2.	What is the purpose of the Annual Meeting?

Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

3.	What is a proxy?

If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Thomas Tran, the Company’s Chief Financial Officer, and Lisa Iglesias, the Company’s Secretary, or such other individuals as the Board may later designate, as your proxies to vote your shares as directed.

4.	What is the purpose of this proxy statement?

This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.

5.	Where is the Annual Meeting?

The Annual Meeting will be held at 10:00 a.m., Eastern Time, May 28, 2014, in the Renaissance Centre building at WellCare’s corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634. Signs will be posted to direct stockholders to the meeting room in the

Renaissance Centre, as well as to parking which will be available by the building located at 8735 Henderson Road or in Garage A.

6.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding WellCare shares. These may include: accounts with our transfer agent, Computershare Trust Company, N.A. (“Computershare”); accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

7.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com. The Availability Notice also tells you how to access your proxy card to vote on the Internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.

8.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 31, 2014. Holders of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

9.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 43,858,148 shares of our common stock issued and outstanding on the record date. Therefore, at least 21,929,075 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.

Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.

10.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a stockholder of the Company at the close of business on the record date of March 31, 2014.

11.	What is the difference between a registered stockholder and a beneficial owner?

Many WellCare stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record” or a

“registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of those shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

12.	How many votes am I entitled to per share?

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

13.	Who will count the vote?

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) was appointed by our Board of Directors to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at www.broadridge.com.

14.	How do I cast my vote?

Registered stockholders: There are four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you;

•	Vote by telephone at 1-800-690-6903 using the control number provided to you;

•

Complete and properly sign, date and return a proxy card in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or

•	Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:

•	Vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares;

•	Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);

•	Complete and properly sign, date and return a voting instruction form from the institution holding your shares; or

•	Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

Please contact the institution holding your shares for additional information.

15.	What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?

Proposal 1: Directors will be elected by a majority of votes cast, which means a majority of the votes actually cast “for” or “against” this particular proposal, whether in person or by proxy.

Proposal 2: Proposal 2 will pass if approved by the affirmative vote of a majority of our common stock outstanding.

Proposals 3 and 4: Proposals 3 and 4 will pass with the votes of a majority of the voting power present or represented by proxy. The voting power present or represented by proxy means the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast. Accordingly, a broker non-vote will have the effect of a negative vote on Proposal 2 and no effect on the vote outcome of any of the other proposals.

Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal. Therefore, abstentions will have no effect on Proposal 1; for all other proposals, abstentions have the same effect as an “against” vote.

Discretionary voting by brokers will be permitted by the New York Stock Exchange (“NYSE”) only in connection with Proposal 3. Discretionary voting is explained in the answer to Question 16.

16.	What if I return my proxy card or voting instruction form but do not provide voting instructions?

Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2, 3 and 4; and in the discretion of the proxy holders as to any other matters that arise at the Annual Meeting.

Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.” Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the four proposals scheduled to be presented at the Annual Meeting, only Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1, 2 and 4, and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals. As a result, they will have the same effect as a negative vote on Proposal 2 and no effect on the outcome of any other vote.

17.	Can I change my mind after I submit my proxy?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it for receipt prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

If you are a beneficial owner of our stock you must obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.

18.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC’s website at www.sec.gov or on our website at www.wellcare.com. In addition, we will also post voting results online at www.wellcare.com /stockholdermeeting.

19.	Who will bear the costs of this proxy solicitation?

This proxy solicitation is being sent on behalf of our Board of Directors and the Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial owners.

20.	What if I have additional questions that are not addressed here?

You may call Investor Relations at (813) 206-3916, e-mail Investor Relations at investorrelations@wellcare.com or call the Office of the Secretary at (813) 206-1393.

Proposals to be Voted on at the Annual Meeting

Proposal 1: Election of Directors

Ten individuals have been nominated for election at the 2014 Annual Meeting of Stockholders, each to hold office until the 2015 Annual Meeting or until a successor has been duly elected and qualified. All of the nominees listed below are currently directors of the Company and all but Richard C. Breon were elected at the 2013 Annual Meeting of Stockholders. Mr. Breon was appointed to the Board of Directors in September 2013.

Unless otherwise directed, the holders of proxies intend to vote all proxies FOR the election of all the director nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the holders of proxies may vote for the election of such other person as may be recommended by the Board of Directors. In accordance with our bylaws, directors must receive a majority of the votes cast on this proposal to be elected.

Qualifications

The Board evaluates each director candidate on his or her individual merits and values many different types of contributions. However, the Board considers the following to be key attributes for Company directors:

Leadership / Executive Experience: The Board believes experience in executive and other leadership roles is valuable to the Company in connection with setting goals and strategy. This type of expertise includes experience with strategic transactions, enterprise risk management, other public companies, restructuring and leadership. This expertise is important to help the Company optimize its operations and in connection with the evaluation of potential acquisitions and other strategic transactions. Directors with leadership experience also help us prioritize and anticipate challenges before we encounter them. Directors with this type of experience are particularly valuable as we pursue our strategic priorities of delivering prudent, profitable growth and achieving service excellence.

Financial Expertise: The Board believes financial expertise is vital for the Board to perform its oversight responsibilities. Financial management experience and expertise with accounting and control processes are examples of financial expertise. Directors with financial expertise are able to review the Company’s financial statements and business plans critically and can offer valuable guidance in connection with our financing activities. Directors with this type of expertise are particularly valuable as we pursue our strategic priority of optimizing financial performance.

Industry Experience: Our industry is complex and rapidly evolving. Industry experience includes expertise with health care operations, health care technology, insurance and other experience. Directors with industry experience help the Company to stay abreast with industry best practices and innovations and help us to benchmark our practices against those of our competitors. Directors with this type of experience are particularly valuable as we pursue our strategic priorities of improving health care quality and access and achieving service excellence.

Government / Regulatory Expertise: As a company that specializes in offering health care plans to government programs, we are highly regulated at both the state and the federal level. Directors with government, compliance and regulatory expertise help us to identify risks and have valuable insight as we evaluate new government programs and the regulatory landscape in which we operate. Directors with this type of experience are particularly valuable as we pursue our strategic priorities of delivering prudent, profitable growth and achieving service excellence.

The Board of Directors recommends a vote FOR each nominee.

Information as of March 31, 2014 related to each of the nominees for director is set forth on the following pages:

Richard C. Breon

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•  President and Chief Executive Officer, Spectrum Health System

•  Former President and Chief Executive Officer, Mission Health System, Inc.

•  Former President and Chief Executive Officer, Mercy Hospital

Tenure: Mr. Breon has served as a director of WellCare since 2013.

Age: 63

Experience: Since August 2000, Mr. Breon has been the President and Chief Executive Officer of Spectrum Health System, a non-profit managed care health care organization based in West Michigan. Prior to that, he served as President and Chief Executive Officer of Mission Health System, Inc./St. Mary’s Medical Center in Evansville, Indiana, from 1995 to August 2000. Prior to that, Mr. Breon served as President and Chief Executive Officer of Mercy Hospital in Iowa City, Iowa, from 1989 to 1995. Mr. Breon serves on the West Michigan Regional Air Alliance, a non-profit promoting commercial air travel in West Michigan. Mr. Breon also serves as the Vice Chair for The Right Place, Inc., a regional non-profit economic development organization.

Education:	• Master of Arts in Hospital and Health Administration, the University of Iowa
• Bachelor of Science, Iowa State University

Carol J. Burt

Principal Qualifications:

Leadership / Executive Experience

•  Former Senior Vice President, Corporate Finance and Development, WellPoint, Inc.

Financial Expertise &

Industry Experience

•  Former Senior Vice President, Corporate Finance and Development, WellPoint, Inc.

•  Former Senior Vice President, Finance and Treasury, American Medical Response, Inc.

•  Former Managing Director and head of the Healthcare Investment Banking Group of Chase Securities (now JP Morgan Chase)

Tenure: Ms. Burt has served as a director of WellCare since 2010.

Age: 56

Experience:     Ms. Burt, principal of Burt Hilliard Investments since January 2008, is a private investor with more than 30 years of experience in operations, strategy, corporate finance and investment banking. Ms. Burt has served as an operating partner and a member of the operating council of Consonance Capital Partners, a New York-based private equity firm focused on the health care industry, since January 2013. Ms. Burt was formerly an executive of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint’s Senior Vice President, Corporate Finance and Development. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury and real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her. Before joining WellPoint, Ms. Burt was

Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now JP Morgan) most recently as founder and head of the Health Care Investment Banking Group.

Education:	• Bachelor of Business Administration, the University of Houston

Other Public Company Boards: Since 2011, Ms. Burt has served as a director of Envision Healthcare Holdings, Inc., a company focused on outsourced facility-based physician and health care transportation services, where she serves on the audit, finance and nominating and governance committees. Since 2013, she has also served as a director of ResMed Inc., a developer, manufacturer and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. From 2011 until 2013 she served as a director of Vanguard Health Systems, Inc., an operator of integrated health care delivery networks, where she served on the audit and compliance committee and in 1997 she served on the board of Transitional Hospitals Corporation, an operator of acute care and psychiatric hospitals, where she served on the audit, compensation and government relations committees.

Roel C. Campos

Principal Qualifications:

Government / Regulatory Expertise

•  Partner, Locke Lord LLP (practice focuses on securities regulation, corporate governance and securities enforcement)

•  Former member, Presidential Intelligence Advisory Board

•  Former Commissioner, U.S. Securities and Exchange Commission (“SEC”)

•  Former federal prosecutor

Financial Expertise

•  Member, Advisory Board for the Public Company Accounting Oversight Board

•  Has advised accounting clients

•  As a former SEC Commissioner, has evaluated and judged accounting matters for possible enforcement actions by the SEC

Tenure: Mr. Campos has served as a director of WellCare since 2013.

Age: 65

Experience: Mr. Campos is a partner with the law firm of Locke Lord LLP, which he joined in April 2011. He practices in the areas of securities regulation, corporate governance and securities enforcement. He had previously been a partner in the law firm of Cooley LLP from September 2007 to April 2011. Prior to that, he received a presidential appointment and served as a Commissioner of the SEC from 2002 to 2007. Prior to serving with the SEC, Mr. Campos was a founding partner of a Houston-based radio broadcaster. Earlier in his career, he practiced corporate law and later served as a federal prosecutor in Los Angeles, California. He is a trustee for the Managed Portfolio Series, an open-end mutual fund registered with the SEC under the Investment Company Act of 1940. He is also a director of Paulson International Ltd., a privately-held, Cayman-based hedge fund and a director of a private registered broker-dealer, Liquidnet Holdings, Inc. From 2009 – 2013, Mr. Campos served with the current Secretary of Defense, Charles Hagel, and other national intelligence experts on the Presidential Intelligence Advisory Board. Mr. Campos also serves on the Advisory Board for the Public Company Accounting Oversight Board and serves on various non-profit boards.

Education:	• Juris Doctorate, Harvard Law School • Master of Science in Business Administration, the University of California, Los Angeles • Bachelor of Science, United States Air Force Academy

Other Public Company Boards: Mr. Campos has been a director of Regional Management Corp., a NYSE- listed specialty consumer finance company, since March 2012.

David J. Gallitano

Principal Qualifications:

Leadership / Executive Experience

•  Chief Executive Officer, WellCare Health Plans, Inc.

•  Former Chief Executive Officer, APW, Ltd.

•  Former Chief Executive Officer, Columbia National, Inc.

•  Former Executive Vice President, PaineWebber Incorporated (head of Principal Transactions Group)

Financial Expertise

•  Former Chief Executive Officer, APW, Ltd. (restructuring)

Tenure: Mr. Gallitano has served as a director of WellCare since 2009 and as our Chairman since May 2013. Since November 2013 he has also served as our Chief Executive Officer.

Age: 66

Experience: Since November 2013, Mr. Gallitano has served as our Chief Executive Officer. Mr. Gallitano has been President of Tucker Advisors, Inc., a private investment and consulting firm, since 2002. Mr. Gallitano was the Chairman and Chief Executive Officer of APW, Ltd., a manufacturer of specialized industrial products and provider of related services, from 2003 to 2005 and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, a NYSE-listed brokerage firm, where he headed the Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986.

Education:	• Master of Business Administration, the University of Chicago
• Bachelor of Business Administration, the George Washington University

Other Public Company Boards: Mr. Gallitano currently serves on the board of directors of The Hanover Insurance Group, Inc., a provider of insurance products, where he is chair of the nominating and corporate governance committee and has served on the compensation committee and the audit committee. Mr. Gallitano previously served as a director, chair of the audit committee, chair of the compensation committee and a member of the nominating committee for Wild Oats Corporation, a natural and organic foods retailer, from 2004 to 2007.

D. Robert Graham

Principal Qualifications:

Government / Regulatory Expertise

•  Former United States Senator

•  Former Governor, the State of Florida

•  Former member, Financial Crisis Inquiry Commission

•  Former member, Central Intelligence Advisory Board

•  Former Co-Chair, National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling

•  Former Chairman, Commission on the Prevention of Weapons of Mass Destruction

Tenure: Senator Graham has served as a director of WellCare since 2007.

Age: 77

Experience:   Since his retirement from the United States Senate in 2005, Senator Graham has been Chair of the Board of Oversight of the Bob Graham Center for Public Service, a political and civic leadership center at the University of Florida. Among his other duties, Senator Graham was appointed by the President of the United States to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling from its inception in May 2010 until its report was published in January 2011. He also served on the Financial Crisis Inquiry Commission which concluded its operations in February 2011. Senator Graham also served as the Chairman of the Commission on the Prevention of Weapons of Mass Destruction Proliferation and Terrorism, which published its report in the fall of 2008, and he continues the work of the Commission by serving as co-chairman of the WMD Center, a non-profit research organization. From September 2009 to February 2012, he served as a member of the Central Intelligence Agency External Advisory Board. From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government. From January 1987 to January 2005, he served in the United States Senate. From January 1979 to January 1987, Senator Graham was the Governor of the State of Florida. Senator Graham served as an executive of the Graham Companies prior to his election as Governor of Florida and now is a member of the board of directors. The Graham Companies is a family of corporate entities engages in dairy, beef cattle and pecan production in Florida and Georgia and real estate development and management in Miami Lakes, Florida.

Education:	• Bachelor of Laws, Harvard Law School
• Bachelor of Arts, the University of Florida

Kevin F. Hickey

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•  Former President, D2Hawkeye, Inc.

•  Founder and former Chairman, IntelliClaim, Inc.

•  Former Executive Vice President, Operations and Technology, Oxford Health Plans, Inc.

Other Industry Experience

•  Principal, HES Advisors

•  Founder and former Chairman, IntelliClaim, Inc.

•  Former director, Healthaxis, Inc.

Tenure: Mr. Hickey has served as a director of WellCare since 2002.

Age: 62

Experience: Since January 1983, Mr. Hickey has served as Principal of HES Advisors, a strategic advisory firm serving the health care, health care technology and life sciences industries, where he also serves as a director. From January 2006 to December 2007, Mr. Hickey served as President of D2Hawkeye, Inc. (now VeriskHealth). From January 2008 to March 2012, Mr. Hickey served as Senior Advisor to Verisk Analytics, Inc., a company specializing in health care predictive analytics. Mr. Hickey previously served as a director of DiagnosisOne, a privately-held health care technology company, from 2011 to 2012. Mr. Hickey previously served as a director of Healthaxis Inc., a public health care technology company, from 2000 to 2007. He was also Founder and Chairman of IntelliClaim, Inc., a privately-held health care technology company, from 1999 until 2005, when it was acquired by McKesson, Inc.

Education:	• Juris Doctorate, Loyola College of Law
• Master of Health Services Administration, the University of Michigan • Bachelor of Arts, Harvard College

Christian P. Michalik

Principal Qualifications:

Financial Expertise

•  Managing Director, Kinderhook Industries

•  Served on numerous audit committees

Industry Experience

•  Managing Director, Kinderhook Industries (numerous health care company investments)

•  Chairman, Clinical Research Advantage, Inc.

•  Chairman, E4 Health Care, Inc.

•  Chairman, Global Health Inc.

Tenure: Mr. Michalik has served as a director of WellCare since 2002.

Age: 45

Experience: Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. Mr. Michalik has significant investment experience in the health care sector and currently is Chairman of several specialized health care service companies, including Clinical Research Advantage, Inc., E4 Health Care, Inc. and Global Health Inc.

Education:	• Master of Business Administration, Harvard Business School
• Bachelor of Arts, Yale College

Glenn D. Steele, Jr., M.D.

Principal Qualifications:

Leadership / Executive Experience &

Industry Experience

•  President and Chief Executive Officer, Geisinger Health System

•  Former President and Chief Executive Officer, Deaconess Professional Practice Group

Other Industry Experience

•  Former practicing surgeon

•  Former Dean, Pritzker School of Medicine

Tenure: Dr. Steele has served as a director of WellCare since 2009.

Age: 69

Experience: Dr. Steele is the President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, a position he has held since 2001.

Education:	• Docent, Lund University • Doctor of Medicine, New York University School of Medicine • Bachelor of Arts, Harvard College

Other Public Company Boards: Dr. Steele serves on the board of directors of Weis Markets, Inc., a supermarket chain, where he currently serves on the audit and compensation committees. He also serves on the board of directors of Cepheid, a molecular diagnostics company that develops, manufactures and markets molecular systems and tests. He also serves as a member of Cepheid’s compensation committee.

William L. Trubeck

Principal Qualifications:

Leadership / Executive Experience &

Financial Expertise

•  Former Executive Vice President and Chief Financial Officer, H&R Block, Inc.

•  Former Executive Vice President and Chief Financial Officer, Waste Management, Inc.

•  Former Senior Vice President and Chief Financial Officer, International Multifoods, Inc.

Tenure: Mr. Trubeck has served as a director of WellCare since 2010.

Age: 67

Experience: From March 2011 until July 2011, Mr. Trubeck served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide, Inc., a freight, shipping and trucking services company. He was formerly Executive Vice President and Chief Financial Officer of H&R Block, Inc., a tax services provider, from 2004 to 2007. Mr. Trubeck has served as a director of EQ Holdings, Inc., a privately-held industrial waste management company since 2010. Mr. Trubeck has served as a director of Custom Ecology, Inc., a privately-held industrial and hazardous waste transporter company since 2012.

Education:	• Master of Business Administration, University of Connecticut
• Bachelor of Arts, Monmouth College

Other Public Company Boards: Mr. Trubeck served as a director of YRC Worldwide, Inc. from 1994 until July 2011 and was chair of the audit/ethics committee. He also previously served as a director of Dynegy, Inc., a wholesale power, capacity and ancillary services company, from April 2003 to June 2011 and also served as a member of the compensation and human resources committee and as chair of the audit and compliance committee. Mr. Trubeck previously served as a director of Ceridian Corp. from 2006 to 2007, where he also served as a member of the audit committee.

Paul E. Weaver

Principal Qualifications:

Leadership / Executive Experience &

Financial Expertise

•  Former Vice Chairman, PricewaterhouseCoopers, LLP

•  Former Chairman, Global Technology and Infocomm, PricewaterhouseCoopers, LLP

Tenure: Mr. Weaver has served as a director of WellCare since 2010.

Age: 68

Experience:     Mr. Weaver is a former executive of PricewaterhouseCoopers, LLP. Mr. Weaver served PricewaterhouseCoopers, LLP from 1972 until 2006, including as its Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. The Board has found Mr. Weaver’s extensive financial background and financial reporting expertise, his service as an audit partner at a multinational professional services firm and his financial leadership roles on other boards on which he has served, to be of particular value to the Board.

Education:	• Master of Business Administration, University of Michigan
• Bachelor of Science, Elizabethtown College

Other Public Company Boards: Mr. Weaver has served as a director of AMN Healthcare Services, Inc., a NYSE-listed health care staffing and management services company, since 2006 and currently serves as the chair of AMN’s audit committee and as a member of its executive committee. Since 2010, Mr. Weaver has also served as a director of Unisys Corporation, an information technology consulting company, where he also serves as chair of the audit committee and as a member of the compensation committee. Mr. Weaver previously served as a director and member of the audit committee and the corporate governance and nominating committee of Gateway, Inc., a retail computer company, from 2006 until 2007 and as a director of Idearc Media Corp., now known as Dex Media, Inc., a media advisory company, from 2006 until 2010, where he also served as chair of the audit committee and a member of the compensation committee.

Proposal 2:    Approval of an Amendment to the Certificate of Incorporation to Include a Forum Selection Clause

Our board of directors has adopted a resolution approving and recommending to the stockholders for their approval a proposal to add a new Article X of the Company’s Amended and Restated Certificate of Incorporation to provide that, with certain exceptions, a court in the State of Delaware be the exclusive forum for certain legal actions (the “Article X Amendment”).

The form of the Article X Amendment is as follows:

“The following is hereby added as Article X of the Amended and Restated Certificate of Incorporation of the Corporation:

ARTICLE X

EXCLUSIVE FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Company’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware). The Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court of the District of Delaware) shall have the fullest authority allowed by law to issue an anti-suit injunction to enforce this forum selection clause and to preclude suit in any other forum. Any person who, or entity that, purchases or otherwise acquires an interest in stock of the Corporation will be deemed (i) to have notice of, and agree to comply with, the provisions of this Article X, and (ii) to consent to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article X.

If any provision contained in this Article X is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of the new Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.”

Summary

If this proposal is approved, a stockholder bringing a claim subject to Article X will be required to bring that claim in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have jurisdiction for the claim, then the claim must be brought in another state court in the State of Delaware. If no state court located within the State of Delaware has jurisdiction, then the claim must be brought in the federal district court in the District of Delaware.

In addition, the stockholder bringing a claim subject to Article X may be required by that provision to bring other related claims in the Court of Chancery (or a state or federal court in the State of Delaware if the Court of Chancery does not have jurisdiction), even if such other related claims do not fall within one of the enumerated categories set forth in clauses (i) through (iv) in Article X. However, any such other related claim will not have to be brought in the Court of Chancery (or such other Delaware court) if:

•	exclusive jurisdiction with respect to such claim is vested in a court or forum other than the Court of Chancery (or such other Delaware court in which the original claim is being adjudicated); or

•	the Court of Chancery (or such other Delaware court in which the original claim is being adjudicated) does not have subject matter jurisdiction with respect to such claim.

The Company may decide that it is in the best interests of the Company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state or federal court in the State of Delaware if the Court of Chancery does not have jurisdiction), and it may consent in writing to the selection of an alternative forum.

The proposal provides that the applicable Delaware court will have the fullest authority allowed by law to issue an anti-suit injunction to enforce this provision. In addition, any person who acquires an interest in the stock of the Company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article X would not apply to claims brought against the Company except for those enumerated in Article X.

Background and Reasons for the Proposed Amendment

This amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolution of such claims. The Board of Directors believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts or federal district court located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the Board of Directors believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders. At the same time, the Board believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The Company has been through the recent experience of being named a party in two class action complaints in the United States District Court for the Middle District of Florida and six stockholder derivative actions, four of which were filed in the United States District Court for the Middle District of Florida and two of which were filed in Circuit Court for Hillsborough County, Florida. In addition, several qui tam complaints were filed against us, one in the state court for Leon County, Florida, a federal qui tam action in the District of Connecticut and three additional qui tam actions in federal court in Florida. All of these actions arose out of the same set of circumstances and alleged that the Company had materially misstated its reported financial condition by, among other things, purportedly incorrectly reporting expenditures under certain community health behavioral contracts and the Florida Healthy Kids programs. As a result of the lawsuits, and investigations by the United States Attorney’s Office for the Middle District of Florida, the Civil Division of the United States Department of Justice, the Civil Division of the United States Attorney’s Office for the District of Connecticut, we entered into settlement agreements for aggregate principal amount in cash and bonds of $337.5 million. Our total expenses related to these matters have exceeded $700.9 million since October 2007. The exclusive forum selection amendment to our certificate of incorporation would have potentially required the derivative securities lawsuits to each be filed in the Court of Chancery in Delaware. The Company has been materially harmed by the expense of managing multiple lawsuits by multiple parties in multiple jurisdictions regarding the same set of facts.

The Board is aware that certain proxy advisors and institutional holders will not generally support an exclusive forum clause unless the company proposing it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. As stated above, we believe the Company has suffered material harm as a result of the multiple stockholder suits filed in different jurisdictions regarding the same matter. For the reasons set forth above, we believe that Delaware courts are best suited to address such issues.

As a Company we support the interests of our stockholders. This is one of the reasons we maintain strong governance practices, many of which are described in this proxy statement, including a highly independent board, a lead independent director, and the absence of a “poison pill.” The Board believes that minimizing duplicative litigation through the adoption of Article X to the Company’s certificate of incorporation will help the Company retain more of its resources for its operations, which ultimately benefits its stockholders. In light of these governance practices and for the reasons set forth above, the board believes that it is more prudent to take preventive measures before the Company and most of its stockholders are harmed by the increasing practice of the plaintiffs’ bar to rush to file their own claims in their favorite jurisdictions, which may not be familiar with Delaware law.

The exclusive forum provision in Article X provides that it will not be enforceable to the extent it is held to be invalid, illegal or unenforceable. State courts in which applicable claims are asserted in contravention of Article X must be willing to enforce its terms. It cannot be assured that all state courts will determine such an exclusive forum provision to be enforceable or will be willing to force the transfer of such proceedings to the Delaware courts.

If approved by our stockholders, the amendment will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.

Votes Required

The affirmative vote of the majority of our common stock outstanding is required for the approval of this proposed amendment of WellCare’s certificate of incorporation.

The Board of Directors recommends a vote FOR this proposal.

Proposal 3:   Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte has served as the Company’s independent registered public accounting firm since prior to its initial public offering, including for the fiscal year ended December 31, 2013. As a matter of good corporate governance to provide stockholders a venue to express their views on this matter, the Board has decided to seek stockholder ratification of Deloitte’s appointment. If the stockholders do not ratify the appointment of

Deloitte, the Audit and Finance Committee will reconsider the appointment of the independent registered public accounting firm but may still retain Deloitte. We anticipate that a representative of Deloitte will be present at the Annual Meeting to respond to questions and to make such statements as he or she may desire.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

The Board of Directors recommends a vote FOR this proposal.

Audit, Audit-Related, Tax and Other Fees. The following table summarizes professional fees billed by Deloitte for the years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$2,842,150	$2,507,300
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	$77,309

(1)

The audit services billed by Deloitte in 2013 and 2012 include services rendered for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting and the review of the interim financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for services normally provided by an independent auditor in connection with subsidiary audits, statutory requirements, review of our registration statements on Form S-8 and S-3, regulatory filings and similar engagements.

(2)

All other fees consist of fees for other permissible work performed by Deloitte that is not included within the above category descriptions. Fees incurred during 2012 were related to diligence conducted by Deloitte in connection with our acquisitions.

Audit and Non-Audit Services Pre-Approval Policy

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit and Finance Committee must follow when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.

Prior to engagement, the Audit and Finance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the

Audit and Finance Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Finance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Finance Committee chairperson, provided the chairperson reports any pre-approval decision to the Audit and Finance Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2013 and 2012 fees described above were pre-approved by the Audit and Finance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Proposal 4:   Advisory Vote on Compensation of the Company’s Named Executive Officers

The stockholders have the opportunity at the Annual Meeting to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this proxy statement (“Say-on-Pay” vote) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion disclosed in the Company’s 2014 Proxy Statement, is hereby APPROVED.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinions that stockholders express in their votes and in any additional dialogue and will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. Stockholders who want to communicate with our Board should refer to “Communication with Directors” in this proxy statement for additional information.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to approve this proposal.

At the 2011 Annual Meeting of Stockholders held on May 25, 2011, stockholders indicated that they prefer an annual Say-on-Pay vote. Therefore, stockholders will next have an opportunity to vote on a Say-on-Pay proposal at the 2015 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR this proposal.

Other Matters

The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines to promote the functioning of the Board and its committees. Among other things, the Corporate Governance Guidelines set forth criteria regarding Board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. They also set forth certain rights of the Board, such as the power of the Board and each of its committees to engage independent legal, financial and other advisors as they may deem necessary without the approval of any officer of the Company. The guidelines also address the Board’s expectations of each director in furtherance of the Board’s primary responsibility of overseeing the business and affairs of the Company. In particular, the guidelines address meeting attendance and participation, other directorships and new director orientation. The guidelines also contain the Board’s Majority Vote

Policy, which requires a director to tender a conditional resignation in the event he or she fails to receive a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. Each of the Company’s current directors has executed a director resignation letter in the form attached to the Corporate Governance Guidelines, which will serve as a tender of resignation if the director fails to receive the required vote in an election, subject to acceptance by our Board. The Corporate Governance Guidelines also require that the Board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Guidelines are available on our website at www.wellcare.com. Alternatively, any stockholder may request a printed copy of our Corporate Governance Guidelines by contacting us as described in the section entitled “Requests for Additional Information” below.

Director Independence

WellCare’s Corporate Governance Guidelines provide that at least a majority of the members of our Board must meet the independence criteria contained in the listing standards of the NYSE. In addition, each member of the Board’s Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee (also known as the “NCG Committee”) must be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. The Board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with or would preclude a determination that the director is independent. In making independence determinations, the Board applies the standards of the NYSE in addition to any other relevant laws, rules, regulations, facts and circumstances.

Under the standards discussed above, based upon recommendations from the NCG Committee, the Board has determined that, with the exception of Mr. Gallitano (who is serving as our Chief Executive Officer on a temporary basis until a new Chief Executive Officer is appointed and therefore currently is not independent), all of its current members are independent including each of the members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee.

In making these determinations, the Board considered the recommendations of the NCG Committee as well as the following relationships:

•

Senator Graham and his immediate family members have an ownership interest of approximately 23% in The Graham Companies, the landlord under a lease agreement with one of our subsidiaries with respect to office space in south Florida for which we paid approximately

$153,000 in lease payments during 2013. The Board concluded that this relationship does not impair Senator Graham’s independence. In addition, we have had a relationship with The Graham Companies for many years prior to Senator Graham becoming a member of our Board.

•

Ms. Burt is currently a director of Envision Healthcare Holdings, Inc. (“Envision”) and for the majority of 2013 was a director of Vanguard Health Systems, Inc. (“Vanguard”). Both Envision and Vanguard receive payments from the Company for health care services rendered to members of the Company’s plans. The Board has reviewed the relevant facts regarding these relationships, including the routine nature of such payments and the fact that the Company has been paying claims to Envision and Vanguard since before Ms. Burt was a director of WellCare or of Envision or Vanguard. Following this review, our Board concluded that these relationships do not impair Ms. Burt’s independence under the standards discussed above.

In addition, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules impose additional independence and qualification standards on the members of our Audit and Finance Committee and our Compensation Committee.

Under the standards applicable to our Audit and Finance Committee, in addition to meeting the definition of independence applicable to all directors, each member of the committee is prohibited from having any direct or indirect financial relationship with the Company, and cannot be an affiliate of the Company or any subsidiary of the Company. The Board has determined that each member of the Audit and Finance Committee satisfies these additional standards.

With respect to our Compensation Committee, NYSE rules provide that before appointing a director to the committee, the Board must determine whether a director has a relationship with us that would be material to his or her ability to be independent from management in connection with the duties of the Compensation Committee. In making this evaluation, the Board must consider all relevant factors, such as the source of the director’s compensation and whether he or she is affiliated with us. The Board has determined that each member of the Compensation Committee satisfies these additional standards.

Board Committees

The Board of Directors has established the following standing committees: Audit and Finance Committee, Compensation Committee, NCG Committee, Health Care Quality and Access Committee and Regulatory Compliance Committee. The functions, responsibilities and members of each of these standing committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com.

All members of our committees, including the members of the Audit and Finance Committee, the Compensation Committee and the NCG Committee, are independent directors under the corporate governance rules of the NYSE. In addition, all members of our Audit and Finance Committee are independent directors under the SEC rules for audit committees and are financially literate under the NYSE corporate governance rules. Members of our Compensation Committee meet the additional independence standards for compensation committees under the NYSE corporate governance rules.

The table below shows current membership in our standing committees and the number of meetings of each committee held in 2013.

	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health Care Quality and Access Committee	Regulatory Compliance Committee
David J. Gallitano, Chairman
Richard C. Breon				X	X
Carol J. Burt	X	Chair	X
Roel C. Campos				X	X
D. Robert Graham				X	X
Kevin F. Hickey		X		X
Christian P. Michalik	X		Chair
Glenn D. Steele, Jr., M.D.		X	X	Chair
William L. Trubeck	X				Chair
Paul E. Weaver	Chair	X
Number of meetings in 2013	11	12	7	4	4

Standing Committees

Audit and Finance Committee

The principal purpose of the Audit and Finance Committee is to assist the Board in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the performance of our internal audit function and (iv) the Company’s financial matters. The Audit and Finance Committee also evaluates the qualifications and independence of, and appoints, our independent registered public accounting firm. Further, the Audit and Finance Committee approves the compensation of our independent registered public accounting firm and oversees the services provided by it, including by reviewing the plans and results of the audit engagement. All audit, audit-related, tax and other services provided by our independent registered public accounting firm must be pre-approved by the Audit and Finance Committee before they are performed. In its financial oversight role, the Audit and Finance Committee oversees the Company’s investment policies and strategy, any equity transactions the Company may enter, significant capital expenditures and similar matters. The Audit and Finance Committee also coordinates with our Regulatory Compliance Committee and Health Care Quality and Access Committee regarding regulatory compliance and quality measurement matters that may have an effect on our business, financial statements, compliance policies or internal audit function.

The Board has determined that each of the current members of the Audit and Finance Committee is financially literate as well as an “audit committee financial expert” as such term is defined under Item 407(d) of SEC Regulation S-K and each has accounting or related financial management expertise. In addition, all members of the Audit and Finance Committee meet the independence requirements prescribed by the NYSE and the audit committee independence requirements prescribed by the SEC. For more information on the financial experience of our audit committee financial experts, please see the summary background information regarding our directors under “Proposal One: Election of Directors” above.

Pursuant to the terms of the Audit and Finance Committee Charter, no member of our Audit and Finance Committee is permitted to serve on the audit committees of more than two other public companies at any one time, unless it is determined, based on the individual facts, that such other service will not interfere with service on the Audit and Finance Committee. As no member of the Audit and Finance Committee serves on the audit committees of more than two other public companies, no such determination has had to be made.

Compensation Committee

The Compensation Committee provides oversight and guidance for compensation and benefit programs for our employees (also called “associates”), executive officers and the Board of Directors, including reviewing and approving the base salary, incentive awards and other elements of compensation and other significant terms of employment, of our executive officers; and reviewing and making recommendations with respect to incentive compensation plans, equity-based plans and director compensation. The Compensation Committee reviews and discusses the Compensation Discussion and Analysis (“CD&A”) with management and makes a recommendation to the Board regarding the inclusion of the CD&A in our proxy statement. The Compensation Committee also reviews and approves performance goals and objectives (both at the corporate and individual level) applicable to our executive officers’ compensation (including our named executive officers), evaluates the named executive officers’ performance in light of those goals and objectives and has sole authority to determine the named executive officers’ compensation based on this evaluation.

Under its charter, the Compensation Committee has the authority to obtain advice and assistance from any officer or associate of the Company or from any outside legal expert or other advisor. Pursuant to this authority, the Compensation Committee has engaged a compensation consultant, Cook & Co. For additional information, please see “Compensation Consultant” below. The charter also provides that the Compensation Committee, where legally permissible, may delegate authority to a subcommittee of the Compensation Committee when the Compensation Committee deems it appropriate or desirable to facilitate the operation or administration of our plans or programs. The Compensation Committee may delegate authority to committees consisting of associates when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans.

The Compensation Committee generally reviews the compensation being paid to the members of the Board of Directors on an annual basis. The Compensation Committee works closely with the Chief Executive Officer, as well as its compensation consultant, when evaluating Board and committee fees as well as the value of equity awards, if any, to be awarded to our directors.

All members of the Compensation Committee meet the independence requirements prescribed by the NYSE and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Additional information on executive compensation programs, including the respective roles of the Compensation Committee, the Chief Executive Officer and the compensation consultant, is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee is responsible for developing our Corporate Governance Guidelines and for recommending those guidelines and any subsequent amendments to the Board for adoption. The NCG Committee is also responsible for periodically reviewing the composition of the full Board to determine whether additional Board members with different qualifications or areas of expertise are needed and making recommendations to the Board regarding the size, composition and functions of the Board and its committees. The NCG Committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the Board and recommends the slate of nominees for inclusion in the proxy statement. The NCG Committee believes the current directors represent a balance between technical accounting, operational, industry and regulatory experience and are positioned to continue the Company’s efforts to create an organizational culture that strikes an appropriate balance among the Company’s obligations to its stockholders, members and government customers. The NCG’s process for selecting nominees to the Board is described in more detail below under “Director Nomination Process.” The NCG Committee is also responsible for overseeing the periodic evaluation of the performance of the Board and its committees, for considering questions of independence and possible conflicts of interest of members of the Board and executive officers, and for oversight of our efforts to comply with NYSE corporate governance listing requirements.

All members of the NCG Committee meet the independence requirements prescribed by the NYSE.

Health Care Quality and Access Committee

Health care quality and access is a critical part of the Company’s mission to provide quality, cost-effective health care solutions and to enhance the health and quality of life of the members of our health plans.

Health care quality, in particular, is becoming increasingly important to the Company in other ways as our government clients are increasingly using measures of quality to assign members to our plans and to determine the premiums payable to us. Recognizing this, the Board established the Health Care Quality and Access Committee in April 2008. The principal purpose of the Health Care Quality and Access Committee is to assist the Board by reviewing and providing general oversight of our strategies relating to health care quality and access for our members. The Health Care Quality and Access Committee also works with the Compensation Committee in connection with setting performance measures for our associates to help ensure the appropriate focus on this important element of the services we provide.

Regulatory Compliance Committee

WellCare does business in a highly regulated industry and is subject to additional government oversight as a provider of health plans under government-sponsored health programs. Recognizing this, in April 2008 the Board established the Regulatory Compliance Committee to focus on the Company’s compliance activities. The principal purpose of the Regulatory Compliance Committee is to assist the Board in overseeing our regulatory compliance program, including: (i) compliance with federal and state laws, rules and regulations applicable to our business; and (ii) compliance by our associates, officers and directors with our Code of Conduct and Business Ethics and our related corporate ethics and compliance program and policies. Among other things, the Regulatory Compliance Committee’s oversight of our compliance program includes overseeing our performance under the Corporate Integrity Agreement between WellCare and the Office of Inspector General of the U.S. Department of Health & Human Services.

Board and Committee Meetings and Annual Meeting Attendance

During 2013, the Board of Directors held a total of 11 meetings. During 2013, all directors attended at least 86% of the aggregate number of meetings of the Board and all committees on which the director served held during the period in which the director served. Average meeting attendance by all current directors serving during 2013 was 95%.

As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All directors who were members of the Board at the time of our 2013 Annual Meeting of Stockholders attended the 2013 Annual Meeting and we currently expect that most or all of our directors will be in attendance at the 2014 Annual Meeting.

Board Leadership Structure

Since our 2013 Annual Meeting of Stockholders, David J. Gallitano has served as our Chairman. He served as an independent Chairman until the Board elected him Chief Executive Officer in October 2013 following the departure of our prior Chief Executive Officer. Prior to the 2013 Annual Meeting of Stockholders, Charles G. Berg served as our Chairman. Mr. Berg elected not to stand for re-election at the 2013 Annual Meeting.

The Board has adopted a policy that the positions of Chief Executive Officer and Chairman of the Board shall be held by different individuals. This policy will continue unless the Board affirmatively determines, based on the facts and circumstances and acting in its business judgment, that it is in the best interest of the

Company for the positions to be held by a single individual. As stated in the Company’s Corporate Governance Guidelines, the Board believes that this matter is part of succession planning and that it is in the best interest of the Company for the Board to evaluate this policy and make a determination when it elects a Chief Executive Officer.

The Board of Directors believes that this current policy and practice of having the positions of Chief Executive Officer and Chairman of the Board held by different individuals provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both individuals.

The current situation, in which the Company’s Chairman is serving as its Chief Executive Officer, is temporary. Mr. Gallitano has affirmatively removed himself from consideration for the permanent position of Chief Executive Officer and the Board intends that the positions of Chair and Chief Executive Officer be separated again as soon as a new chief executive officer commences employment with the Company. During this interim period, the Board has elected Mr. Michalik to serve as an independent Lead Director. As Lead Director, Mr. Michalik shall preside over executive sessions or meetings of the independent directors, act as a liaison among the independent directors and with management, and shall have such other responsibilities as determined by the Board from time to time.

The Board believes that, under its current structure, our nine independent directors provide effective oversight of management. The independent directors regularly meet in executive sessions and the position of Lead Director, which is held by an independent member of the Board, further strengthens this oversight.

Director Nomination Process

The NCG Committee considers candidates for Board membership who are suggested by its members and other Board members, as well as by management, stockholders and other interested parties. The NCG Committee may also retain a third-party search firm to identify candidates from time to time, especially when the NCG Committee is seeking a candidate with specific skills or qualifications. For example, our most recently appointed director, Mr. Breon, was originally identified through a Board recruitment process in which the Board engaged Heidrick & Struggles, a third-party search firm, to identify and assess potential Board candidates with experience in the health care industry. Heidrick & Struggles recommended Mr. Breon for appointment to our Board and also performed background checks in connection with its efforts. Among other things, as the Chief Executive Officer of Spectrum Health System, the Board believes Mr. Breon’s knowledge of the industry will bring an additional perspective to the Board’s consideration of business strategy.

Stockholders can recommend a prospective nominee for the Board by writing to our Secretary at our corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the stockholder considers appropriate. See “Stockholder Proposals” below for additional information.

The NCG Committee’s assessment of a candidate’s qualification for Board membership includes, among other things, the following criteria:

•	The fit of the candidate’s skills, experience and background with those of other directors in maintaining an effective, collegial and responsive Board;
•	Diversity;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other relevant industries;

•

The ability, working capacity and willingness of the candidate to devote sufficient time to serve on the Board and committees of the Board, particularly in light of a candidate’s principal occupation or other outside professional responsibilities; and

•	The ability and expertise of the candidate in various activities deemed appropriate by the Board.

In addition, in accordance with the Company’s Corporate Governance Guidelines, the Board will nominate for election as director only a candidate who agrees to tender, promptly following the annual meeting at which he or she is elected as director, a resignation that will be effective upon the failure to receive the required vote at any future meeting at which he or she faces re-election and Board acceptance of such resignation.

The NCG Committee and the Board do not have a formal policy addressing the diversity of the Board. As stated in our Corporate Governance Guidelines, the NCG Committee and the Board consider diversity as one of many factors when selecting a new director. The NCG Committee and the Board believe many kinds of diversity are important, including diversity of background, experience, viewpoint, gender, race and national origin. Accordingly, the NCG Committee and the Board seek to identify candidates for director who possess characteristics, skills, expertise, viewpoints and backgrounds that complement the existing Board and contribute to a robust dialogue on the Board.

The initial determination to seek a Board candidate is usually based on the need for additional Board members to fill vacancies or to expand the size of the Board, although the decision can also be based on the need for certain skill sets or qualifications. The NCG Committee’s process for evaluating candidates for director is the same no matter who makes the recommendation.

Once the NCG Committee has determined, in consultation with other Board members if appropriate, that additional consideration of a candidate is warranted, the NCG Committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the NCG Committee determines it is appropriate to proceed, the NCG Committee or other members of the Board will generally interview the prospective nominee. The NCG Committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the NCG Committee or the Board deems appropriate.

Following this evaluation, if the NCG Committee believes that the candidate is qualified for nomination, generally the NCG Committee will make a recommendation to the full Board, and the full Board will make the final determination whether the candidate should be appointed, or nominated for election, to the Board. All of our nominees for election or re-election to the Board at the 2014 Annual Meeting were recommended to the Board by the NCG Committee and approved by the Board for nomination.

Board Oversight of Risk Management

The Board is responsible for oversight of enterprise-wide risk management (or “ERM”). The Board has delegated administrative governance of the ERM process to the Audit and Finance Committee. However, each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.

The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies. The Company’s process for the evaluation of risk is based on the Committee of Sponsoring Organizations (“COSO”) ERM framework. The primary goals of the ERM program are to enhance risk awareness and dialogue, reduce operational surprises and losses, anticipate and manage cross-company risks and align strategy, risk and related organization activities. The ERM process is facilitated by the Company’s Internal Audit department. An ERM Committee, comprised of senior management and other business leaders in the Company, meets at least quarterly to identify, review and assess the Company’s primary risks, including governance, financial, business operations, technology and data, business management and external environment risks. The ERM process is an active process and is continually enhanced and updated.

The Company’s Internal Audit department provides a quarterly report on ERM to the Audit and Finance Committee; the Audit and Finance Committee then reports to the Board. Since 2011, each standing Board committee receives a quarterly update regarding the top risks from the Company’s ERM process that align with that committee’s oversight responsibilities. Each committee reports to the Board any significant issues relating to the relevant risk areas.

The principal areas of focus for ERM of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members may deem appropriate.

Board or Committee	Primary Areas of Risk Oversight

Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures.

Audit and Finance Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and compliance, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters. Oversight of operational risk, including information technology risk.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive and non-executive compensation programs and arrangements, including incentive plans.

Nominating and Corporate Governance Committee

Risks and exposures relating to the Company’s programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements; corporate governance; and director and senior management succession planning.

Health Care Quality and Access Committee	Risks and exposures associated with quality and access issues relating to health care delivery and related activities.

Regulatory Compliance Committee	Risks and exposures associated with regulatory requirements and the Company’s associated regulatory compliance programs.

Director Compensation

2013 Director Fees

The Company compensates its non-employee directors pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”). Annual retainers are payable in four equal quarterly installments. Each non-employee member of the Board and its committees who serves during any portion of a quarterly period is paid the full quarterly retainer and applicable fees.

The table below and the following paragraphs summarize the annual cash payment structure for our non-employee directors and committee members during 2013 as well as changes to the structure made during 2013:

	Director Fees

	As of January 1, 2013	As of December 31, 2013

Board Retainer (Base)	$80,000	$90,000	(1)
Audit and Finance Committee Chair Retainer	$27,000	$35,000	(1)
Audit and Finance Committee Non-Chair Member Retainer	$17,000	$20,000	(1)
Compensation Committee Chair Retainer	$22,000	$22,000
Compensation Committee Non-Chair Member Retainer	$12,000	$12,000
Retainer for Serving as the Chair of Other Committees(2)	$18,000	$18,000
Retainer for Serving as a Non-Chair Member of Other Committees(2)	$8,000	$8,000
Chairman of the Board Retainer(3)	$150,000	$250,000	(4)
Lead Director Retainer(5)	$20,000	$20,000

(1)	This increase was effective as of October 1, 2013.
(2)	These retainers are for the NCG Committee, the Regulatory Compliance Committee and the Health Care Quality and Access Committee.
(3)	This additional retainer is paid only to a non-executive Chairman of the Board.
(4)	This increase was effective May 23, 2013.
(5)	This additional retainer was effective only for periods in which the Board had a Lead Director.

Alec Cunningham, who was a member of our Board until shortly after his termination on October 31, 2013, was an executive officer of the Company and therefore did not receive additional compensation for his Board service. Mr. Gallitano, while serving as our Chief Executive Officer, does not receive any additional compensation for his Board service.

Other Components of Director Compensation

In addition to the fees described above, the Director Compensation Policy provides that, unless otherwise determined by the Compensation Committee and subject to the Compensation Committee’s approval, each non-employee director, other than a non-employee director joining the Board at the annual stockholders meeting, receives an annual grant of restricted stock units pursuant to the terms and provisions of a restricted stock unit agreement and the Company’s incentive compensation plan. In 2013 the amount of the annual grant was approximately $140,000 (based on the closing price on the date of grant). In 2014 the amount of this annual grant has been increased to approximately $150,000 (based on the closing price on the date of grant). Non-employee directors are provided the choice of receiving either restricted stock units or deferred stock units. Unless otherwise determined by the Compensation Committee, all such annual awards are granted on the date of the Company’s annual meeting of stockholders and vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.

Unless otherwise determined by the Compensation Committee and subject to the Compensation

Committee’s approval, newly elected or appointed non-employee members of the Board receive an initial grant of restricted stock units. Prior to October 31, 2013, these initial awards were valued at approximately $150,000 and vested in approximately equal installments on the first through third anniversaries of the date of grant. Currently, new non-employee directors joining the Board at a time other than an annual meeting receive an initial award valued at an amount that is approximately $150,000 pro-rated for the number of days between the appointment or election date of the director and the anticipated date of the next annual meeting of stockholders. For example, had a non-employee director been appointed to the Board on March 1, 2014, the new director would have received an initial award of restricted stock units valued at approximately $36,164 ($150,000 pro-rated for 88 days, the days between the appointment and May 28, 2014, the expected date of the 2014 annual meeting of stockholders). A non-employee director joining the Board at an annual meeting receives an initial award valued at approximately $150,000. Effective October 31, 2013, initial equity awards to non-employee directors vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder meeting.

Under the provisions of the Director Compensation Policy, in 2013 we awarded approximately $140,000 of restricted stock units, or 2,707 units, to each of the non-employee directors already serving on the Board on the date of our 2013 Annual Meeting of Stockholders. We also granted an initial equity award valued at approximately $150,000 to Messrs. Campos and Breon when each was appointed to the Board. Mr. Campos, who joined the Board in January 2013, received an initial equity award of 3,231 restricted stock units and Mr. Breon, who joined in September 2013, received an initial equity award of 2,222 restricted stock units. As explained above, each director elected at the 2014 Annual Meeting will receive a grant valued at approximately $150,000 (based on the closing price of our common stock on the date of grant).

All of our directors’ unvested restricted stock and/or restricted stock unit awards granted prior to May 22, 2013, were issued under our 2004 Equity Incentive Plan. Those awards granted on and after May 22, 2013, were issued under our successor incentive plan, the 2013 Incentive Compensation Plan. For unvested awards granted under the 2004 Equity Incentive Plan, in the event a director’s service terminates following a change in control, any unvested awards will immediately vest upon such termination. For unvested awards under the 2013 Incentive Compensation Plan, any unvested awards will immediately vest upon a change in control.

We pay all reasonable expenses incurred by directors for attending Board and committee meetings, for certain director continuing education programs and related expenses, and we maintain directors’ and officers’ liability insurance. We do not provide a retirement plan or perquisites for our non-employee directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation. These agreements, among other things, provide for the indemnification of expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts, incurred by the directors in any action or proceeding arising out of their service as directors for us, any of our subsidiaries or any other entity to which the directors provide services at our request.

Stock Ownership Guidelines

Under the Director Compensation Policy, each non-employee director is required to own shares of our common stock (the “Ownership Requirement”) having a value (as described below) equal to the sum of five times the base annual retainer payable to each non-employee director.

For purposes of determining ownership, the following is included in determining whether a non-employee director has satisfied the Ownership Requirement:

•

Shares of our common stock owned individually, either directly or indirectly, including vested and unvested restricted stock, restricted stock unit awards, deferred stock unit awards or shares acquired upon exercise of stock options; and

•	Shares of our common stock owned jointly or separately by a spouse, domestic partner and/or minor children, directly or indirectly.

No other rights to acquire shares of our common stock (including stock options or similar rights) are considered shares of our common stock owned for purposes of meeting the Ownership Requirement under the Director Compensation Policy.

The value of a share of the Company’s common stock is calculated as of April 1st of each calendar year (a “Determination Date”) based on the average closing price of our common stock during the most recently completed fiscal quarter at the time of the calculation. Any subsequent change in the value of the shares of our common stock during that year does not affect the amount of stock a non-employee director should hold during that year pursuant to the Ownership Requirement. If the value of the shares of our common stock decreases during a particular year, each non-employee director has until the next Determination Date to acquire any additional shares needed to meet the Ownership Requirement.

In addition, in the event the annual retainer increases, each non-employee director has five years from the time of the increase to acquire any additional shares needed to satisfy the Ownership Requirement.

A non-employee director has until the first Determination Date following the fifth anniversary of such non-employee director’s election or appointment to the Board or upon otherwise becoming a non-employee director of the Board to satisfy the Ownership Requirement.

As of April 1, 2014, the most recent Determination Date under the stock ownership guidelines for non-employee directors, all non-employee directors, other than Mr. Breon and Mr. Campos (both of whom were appointed to the Board in 2013), have satisfied their Ownership Requirement.

Director Compensation Table

The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board of Directors in 2013 with the exception of David J. Gallitano. Since October 2013 Mr. Gallitano has been serving as our Chief Executive Officer and has not received any additional compensation related to his service on the Board of Directors since that time. His compensation is included in the Executive Compensation Table and related tables.

Name	Fees Earned or Paid in Cash ($)	Stock Unit Awards(1) ($)	Total ($)
Charles G. Berg(2)	119,000	—	119,000
Richard C. Breon	20,000	150,029(3)	170,029
Carol J. Burt	118,000	140,006(4)	258,006
Roel C. Campos	68,000	290,021(4) (5)	358,021
D. Robert Graham	109,500	140,006(4)	249,506
Kevin F. Hickey	128,500	140,006(4)	268,506
Christian P. Michalik	110,000	140,006(4)	250,006
Glenn D. Steele, Jr., M.D.	112,000	140,006(4)	252,006
William L. Trubeck	110,000	140,006(4)	250,006
Paul E. Weaver	119,000	140,006(4)	259,006

(1)

The amounts included in the “Stock Unit Awards” column represent the full grant date fair value of restricted stock units granted to non-employee directors in 2013 calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that will be realized by the directors. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2013 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Berg did not stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director terminated as of May 22, 2013.

(3)

Upon his appointment to the Board on September 12, 2013, Mr. Breon was granted an initial award of 2,222 restricted stock units with a value of approximately $150,000 based on the closing price of our stock on the date of grant. This initial equity award was granted under our 2013 Incentive Compensation Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest upon a change in control.

(4)

On the date of the annual meeting of stockholders held on May 22, 2013, each incumbent non-employee director who was re-elected was granted an annual equity award of 2,707 restricted stock units or deferred stock units with a value of approximately $140,000 based on the closing price on the date of grant. This annual equity award was granted under the 2013 Incentive Compensation Plan and vests in full on the earlier of May 22, 2014 or the date of our 2014 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest if the director’s service terminates following a change in control.

(5)

Upon his appointment to the Board on January 8, 2013, Mr. Campos was granted an initial award of 3,231 restricted stock units with a value of approximately $150,000 based on the closing price of our stock on the date of grant. This initial equity award was granted under our 2004 Equity Incentive Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest upon a change in control.

The following table sets forth certain information regarding unexercised options and unvested stock awards for each individual who served as a non-employee member of our Board of Directors in 2013 with the exception of David J. Gallitano. Since October 2013 Mr. Gallitano has been serving as our Chief Executive Officer on a temporary basis until a new Chief Executive Officer is appointed. His compensation is therefore included in the Executive Compensation Table and related tables. The information is as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)

Charles G. Berg(2)	—	—	—	—	—		—

Richard C. Breon	—	—	—	—	2,222	(3)	156,473

Carol J. Burt	—	—	—	—	2,707	(4)	190,627

Roel C. Campos	—	—	—	—	3,231	(5)	227,527
	—	—	—	—	2,707	(4)	190,627

D. Robert Graham	—	—	—	—	2,707	(4)	190,627

Kevin F. Hickey	5,000	—	17.00	07/07/14	—		—
	—	—	—	—	2,707	(4)	190,627

Christian P. Michalik	5,000	—	17.00	07/07/14	—		—
	—	—	—	—	2,707	(4)	190,627

Glenn D. Steele, Jr., M.D.	—	—	—	—	2,707	(4)	190,627

William L. Trubeck	—	—	—	—	2,707	(4)	190,627

Paul E. Weaver	—	—	—	—	2,707	(4)	190,627

(1)	Value based on $70.42 per share, which was the closing price of our common stock on the NYSE on December 31, 2013.
(2)	Mr. Berg elected not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director terminated as of May 22, 2013.
(3)

Upon his appointment to the Board on September 12, 2013, Mr. Breon was granted an initial award of 2,222 restricted stock units with a value of approximately $150,000 based on the closing price of our stock on the date of grant. This initial equity award was granted under our 2013 Incentive Compensation Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest upon a change in control.

(4)

These stock units (either restricted stock units or deferred stock units) vest in full on the earlier of May 22, 2014 or the date of our 2014 Annual Meeting of Stockholders; provided that any unvested restricted stock units will immediately vest upon a change in control.

(5)

Of these shares, 1,077 vested on January 8, 2014. Upon his appointment to the Board on January 8, 2013, Mr. Campos was granted an initial award of 3,231 restricted stock units with a value of approximately $150,000 based on the closing price of our stock on the date of grant. This initial equity award was granted under our 2004 Equity Incentive Plan and vests in approximately equal installments on each of the first through third anniversaries of the grant date; provided that any unvested restricted shares will immediately vest if the director’s service terminates following a change in control.

The following table sets forth the number of shares of restricted stock and/or restricted stock units that vested and the value realized upon vesting of such shares, or the number of stock options exercised and the value realized upon exercise of the stock options, for each individual who served as a non-employee director in 2013 with the exception of David J. Gallitano. Since October 2013 Mr. Gallitano has been serving as our Chief Executive Officer on a temporary basis until a new Chief Executive Officer is appointed. His compensation is therefore included in the Executive Compensation Table and related tables.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)		Value Realized on Vesting(3) ($)
Charles G. Berg(4)	130,000	5,546,126	2,247		116,215
Richard C. Breon(5)	—	—	—		—
Carol J. Burt	—	—	4,052	(6)	210,526	(6)
Roel C. Campos(5)	—	—	—		—
D. Robert Graham	—	—	2,247		116,215
Kevin F. Hickey	5,000	18,000	2,247	(6)	116,215	(6)
Christian P. Michalik	33,657	1,800,587	2,247		116,215
Glenn D. Steele, Jr., M.D.	—	—	2,247		116,215
William L. Trubeck	—	—	3,819		201,024
Paul E. Weaver	—	—	3,819	(6)	201,024	(6)

(1)

Represents the value realized upon the exercise of stock options calculated by multiplying the number of shares purchased upon exercise of the stock option by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.

(2)

Represents the gross number of shares acquired upon vesting of shares of restricted stock and/or restricted stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(3)

Represents the value of vested shares of restricted stock and/or restricted stock units calculated by multiplying the gross number of vested shares of restricted stock and/or restricted stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

(4)	Mr. Berg elected not to stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director terminated as of May 22, 2013.
(5)	Messrs. Breon and Campos were appointed to the Board in September 2013 and January 2013, respectively.
(6)	Of this amount, Ms. Burt and Messrs. Hickey and Weaver each elected to defer delivery of 2,247 shares, representing $116,215 of the amount of the value realized by each on vesting.

Compensation Committee Interlocks and Insider Participation

During 2013, Ms. Burt and Messrs. Gallitano, Hickey, Steele and Weaver served as members of the Compensation Committee, with Mr. Gallitano serving as chairperson until May 23, 2013, and Ms. Burt serving as chairperson thereafter. None of these directors served as an officer or employee of the Company or any of its subsidiaries before or at the time he or she served on the Compensation Committee or had any relationship during 2013 that would require disclosure under Item 404 of SEC

Regulation S-K. Mr. Gallitano ceased being a member of the Compensation Committee as of May 23, 2013, and was not elected Chief Executive Officer until October 31, 2013. During 2013, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation Committee.

Communication with Directors

The Board has adopted procedures relating to communications sent to directors to ensure that such communications are properly managed. Stockholders and other interested parties may contact our Chairman, our Lead Director, non-management members of our Board as a group, the full Board or any individual member of the Board, by writing to the following address:

[Name of Requested Recipient]

WellCare Health Plans, Inc.

8735 Henderson Road

Tampa, Florida 33634

Attn: General Counsel

The communication should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up by the recipient.

In addition, our Board and Audit and Finance Committee have established separate procedures for the receipt, retention and treatment of communications related to accounting, internal accounting controls or auditing matters. Both the Board and the Audit and Finance Committee communication procedures are available on our website at www.wellcare.com. As described in more detail in the procedures as posted on our website, we generally will not forward to the directors certain types of materials, such as communications that are primarily commercial in nature, relate to an improper or irrelevant topic or request general information regarding WellCare.

Code of Conduct and Business Ethics

Our Board has adopted a Code of Conduct and Business Ethics (the “Code of Conduct”) designed to support the Company’s commitment to the highest standards of business ethics and legal compliance. The Code of Conduct applies to members of our Board, our officers and all of our associates. It addresses matters such as conflicts of interest, compliance with laws and regulations, responding to government audits and investigations, political activities, keeping accurate books and records, company opportunities and safeguarding company assets. It also includes our non-retaliation policy and provides associates with guidance on how to report suspected violations of the law or of the Code of Conduct. Reports may be made anonymously.

In support of the principles contained in our Code of Conduct and to further reinforce a culture of compliance, the Company maintains an associate training program to educate associates about the Code of Conduct, our policies and procedures, our non-retaliation policy and similar issues related to compliance.

Our Code of Conduct is available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers on our website.

Audit and Finance Committee Report

The role of the Audit and Finance Committee is to assist the Board of Directors in the oversight of (i) the integrity of our financial statements; (ii) our compliance with legal, financial and regulatory requirements; (iii) the qualification and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and independent registered public accounting firm; and (v) our financial matters. The Audit and Finance Committee operates pursuant to a charter that is available on our website at www.wellcare.com and which sets forth the specific duties and responsibilities of the Audit and Finance Committee. As set forth in the charter, the planning and conducting of the audit is the responsibility of the independent registered public accounting firm and the financial statements are the responsibility of our management. The Audit and Finance Committee has the authority and responsibility for the retention and termination of our independent registered public accounting firm.

In performance of its oversight function, the Audit and Finance Committee has reviewed and discussed the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2013 with management and Deloitte & Touche LLP, our independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and replaced by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit and Finance Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

The members of the Audit and Finance Committee are advised by the independent registered public accounting firm. The independent registered public accounting firm is an expert in the fields of accounting and auditing, including in respect of auditor independence. Members of the Audit and Finance Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Based upon the review and discussions described in this report, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. In addition, the Audit and Finance

Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The Audit and Finance Committee

Paul E. Weaver, Chairperson

Carol J. Burt

Christian P. Michalik

William L. Trubeck

Related Person Transactions

We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the NCG Committee must approve any transaction in which we participate that involves more than $120,000 and in which a related person has a direct or indirect interest. However, related person transactions that involve executive compensation or compensation for the members of our Board must be approved by the Compensation Committee. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

Executive Officers

The names and ages of the Company’s executive officers, and their positions, terms of office and business experience are listed below. All information is as of March 31, 2014. Officers serve at the discretion of the Board of Directors.

Name	Age	Title	Employed Since

David J. Gallitano	66	Chairman and Chief Executive Officer	2013*
Thomas L. Tran	57	Senior Vice President and Chief Financial Officer	2008
Lawrence D. Anderson	53	Senior Vice President and Chief Human Resources Officer	2010
Cyndi L. Baily	51	Senior Vice President and Chief Compliance Officer	2012
Kenneth A. Burdick	55	President, National Health Plans	2014
Steven E. Goldberg, M.D.	53	Senior Vice President and Chief Medical Officer	2013
Rose M. Hauser	54	Senior Vice President and Chief Information Officer	2014
Lisa G. Iglesias	48	Senior Vice President, General Counsel and Secretary	2010
Michael R. Polen	34	Senior Vice President, Operations	2005
Blair W. Todt	46	Senior Vice President, Chief Strategy and Development Officer	2010

* Mr. Gallitano has been a director of WellCare since 2009 and was elected Chairman in May 2013. In October 2013 he began serving as our Chief Executive Officer on a temporary basis until a new Chief Executive Officer is appointed.

David J. Gallitano’s biographical information can be found on page 13 above under Proposal 1: Election of Directors.

Thomas L. Tran has served as our Senior Vice President and Chief Financial Officer since July 2008. Prior to joining WellCare, Mr. Tran was the President, Chief Operating Officer and Chief Financial Officer of CareGuide, Inc., a health management company, from June 2007 to June 2008. From July 2005 to June 2007, Mr. Tran was Senior Vice President and Chief Financial Officer of Uniprise, one of the principal operating businesses of UnitedHealth Group, Inc., that manages health care benefits programs for employers. Mr. Tran holds a degree in accounting from Seton Hall University and a Master of Business Administration in Finance from New York University.

Lawrence D. Anderson joined us in October 2010 and serves as our Senior Vice President and Chief Human Resources Officer. Before joining WellCare, Mr. Anderson was the Senior Vice President of Human Resources for ValueOptions, a managed care company that specializes in management of behavioral health services, from October 2006 to October 2010. Prior to this, he served as Vice President of Human Resources at WellPoint, Inc. from November 1997 to May 2006. Mr. Anderson earned his Bachelor of Business Administration and Master of Industrial Relations degrees from the University of Minnesota.

Cyndi L. Baily has served as Senior Vice President and Chief Compliance Officer since November 2013. Ms. Baily joined WellCare in July 2012. Before assuming her current position, she served most recently as Vice President and Assistant General Counsel, and prior to that, she served as Senior Corporate Counsel. Before joining WellCare, Ms. Baily was Senior Counsel for the Pacific Northwest National Laboratory’s Battelle Memorial Institute from July 2011 to July 2012. From July 2009 to July 2011, she was Deputy General Counsel for King Abdullah University of Science and Technology in Saudi Arabia. From January 1998 to July 2009, she was Senior Vice President, General Counsel and Corporate Compliance Officer for the Baylor College of Medicine. Ms. Baily holds a Bachelor’s Degree from Allegheny College, a Master’s Degree in Public Health from the University of Texas School of Public Health and a Juris Doctorate, cum laude, from the University of Houston.

Kenneth A. Burdick has served as President, National Health Plans since January 2014. He has profit and loss responsibility for all of the company’s health plans and product lines. Mr. Burdick previously served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota, a non-profit health plan, from February 2012 to July 2012. From August 2010 to February 2012, Mr. Burdick served as Chief Executive Officer of the Medicaid and Behavioral Health (MHNet) businesses of Coventry Health Care, Inc., a health care services company. Prior to that, from October 1995 to May 2009, Mr. Burdick was with UnitedHealth Group, Inc., a diversified health and well-being company, serving in the following positions: from May 2008 to May 2009, he was the Chief Executive Officer of Secure Horizons, a Medicare business; from November 2006 to May 2008, he was the Chief Executive Officer of UnitedHealth’s Commercial Business; from April 2004 to November 2006, he was Chief Executive Officer of UnitedHealth’s Southwest Region and President of UnitedHealth Public Sector; from January 2000 to April 2004 he was the Chief Executive Officer of UnitedHealthcare of Arizona, Inc. Prior to that, he was the head of the national underwriting organization for all lines of business and the general manager of the central Texas operation. He received his Bachelor’s Degree from Amherst College and his J.D. from University of Connecticut School of Law.

Steven E. Goldberg, M.D., has served as Senior Vice President and Chief Medical Officer since July 2013. He is responsible for coordinating WellCare’s clinical functions, driving enterprise-wide quality and accreditation results, and enhancing the company’s cultural competency initiatives. In addition, he represents WellCare’s public position on health care and medical issues with regulators, government customers, providers and trade groups. Prior to joining WellCare, Dr. Goldberg served as Senior Medical Director for Coventry Healthcare of Kentucky from May 2012 to June 2013. Prior to that he was Vice President and Chief of Medical Affairs for Express Scripts, Inc., from July 2010 to May 2012 and Corporate Medical Director, Clinical Policy & Quality for Humana, Inc., from October 2005 to July 2010. Additionally, he has held clinical leadership roles with Excellus Blue Cross Blue Shield, Aetna, Inc. and Kaiser Permanente. Dr. Goldberg earned a Bachelor’s Degree from Georgetown University, a Doctor of Medicine Degree from Jefferson Medical College and a Master of Business Administration from Binghamton University. He completed his residency in family practice at Wilson Regional Medical Center in Johnson City, New York. He is a diplomate of the American Academy of Family Physicians and a diplomate of the American Board of Family Medicine. He has active medical licenses in Indiana, Kentucky and Missouri.

Rose M. Hauser has served as Senior Vice President and Chief Information Officer since February 2014. She has responsibility for all of the company’s Information Technology (IT) functions. Before joining WellCare Ms. Hauser was Executive Vice President and Chief Information Officer for FairPoint Communications, Inc., a leading telecom and broadband provider, from May 2011 to September 2013. Previously, she was Senior Vice President and Chief Information Officer for Hawaiian Telcom Communications Inc. from September 2008 to May 2011. She was Vice President, Systems for Freddie Mac from April 2007 to September 2008, and prior to that was Vice President, Systems for MCI, Inc. from August 2003 – February 2006. Ms. Hauser holds a Bachelor’s Degree in accounting and a Master of Science Degree in finance, both from Bentley College.

Lisa G. Iglesias has served as our Senior Vice President, General Counsel and Secretary since February 2012. She first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel. Prior to joining WellCare, Ms. Iglesias served as General Counsel and Corporate Secretary for Nordstrom, Inc. from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation from 1999 to 2007. Ms. Iglesias earned her Juris Doctorate from the University of Miami. She also holds a Master of Accountancy degree and a Bachelor of Science in Business Administration, both from the University of South Florida. She is a member of the Florida, Washington and District of Columbia Bars and is a certified public accountant in Florida.

Michael R. Polen has served as Senior Vice President, Operations, since September 2013. He is responsible for member and provider operations, customer service, acquisition integration, and related activities. Mr. Polen joined WellCare in May 2005. Before assuming his current position, he served as Vice President of Corporate Initiatives and Strategy. He also held positions as Senior Director of Health Plan Finance, Director of Health Plan Operations and Director of Health Business Planning and Analytics. Prior to joining WellCare, Mr. Polen held roles with JP Morgan Chase as Assistant Vice President of Treasury and Security Services and as Assistant Treasurer of Balance and Liquidity Management. Mr. Polen earned a Bachelor’s Degree in Decision and Information Science from the University of Florida and a Master of Business Administration from the University of South Florida.

Blair W. Todt joined WellCare in April 2010 and currently serves as our Senior Vice President, Chief Strategy and Development Officer. From April 2010 until November 2013 he served as our Senior Vice President and Chief Compliance Officer. Prior to joining WellCare, Mr. Todt was Senior Vice President, General Counsel and Secretary for health care provider MedCath Corporation from February 2007 to March 2010. From May 2005 to February 2007, Mr. Todt served as Deputy General Counsel, Compliance and Litigation at BearingPoint, Inc. (formerly KPMG Consulting Inc.). Mr. Todt received his Bachelor’s Degree from The George Washington University and his Juris Doctorate from Brooklyn Law School.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section of the proxy statement explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion:

•	David J. Gallitano, Chairman of the Board and Chief Executive Officer;
•	Alec Cunningham, former Chief Executive Officer;
•	Thomas L. Tran, Senior Vice President and Chief Financial Officer;
•	Lisa G. Iglesias, Senior Vice President, General Counsel and Secretary;
•	Blair W. Todt, Senior Vice President, Chief Strategy and Development Officer;
•	Lawrence D. Anderson, Senior Vice President and Chief Human Resources Officer;
•	Daniel R. Paquin, former President, National Health Plans; and
•	Walter W. Cooper, former Chief Administrative Officer.

Overview

We believe our current executive compensation practices drive performance and serve our stockholders’ long-term interests. At the 2013 Annual Meeting of Stockholders, more than 98% of the votes cast in the advisory vote were in favor of our named executive officer compensation as disclosed in our 2013 proxy statement. In light of this strong stockholder support, our Compensation Committee concluded that no material revisions were necessary to our executive officer compensation program. Accordingly, our pay practices for our named executive officers in 2013 were substantially the same as our pay practices for our named executive officers in 2012, except for compensation paid to Mr. Gallitano who is serving as our Chief Executive Officer on a temporary basis until a new Chief Executive Officer is appointed.

Interim Chief Executive Officer Compensation

On October 31, 2013, we announced the separation of the Company’s Chief Executive Officer, Mr. Cunningham, and the appointment of our Chairman, Mr. Gallitano, to serve as our Chief Executive Officer on a temporary basis while the Company conducts a search for a successor Chief Executive Officer. Due to the expected short-term nature of Mr. Gallitano’s appointment, the compensation paid to him as our Chief Executive Officer is structured differently than the compensation paid to our former Chief Executive Officer, Mr. Cunningham, and the compensation we would expect to pay a successor Chief Executive Officer. Mr. Gallitano’s compensation while serving as our Chief Executive Officer consists of a base salary, an award of restricted stock units and an allowance for reasonable housing and automobile expenses while living in the Tampa area. Mr. Gallitano is not a participant in the Company’s executive severance plan, is not eligible for an incentive bonus, does not participate in the Company’s health benefits programs and does not participate in the Company’s 401(k) plan. In addition, Mr. Gallitano will not receive the fees or equity awards provided under the Company’s non-employee director compensation policy while serving as our Chief Executive Officer. See “Compensation for Interim Chief Executive Officer” below for more information regarding the terms of Mr. Gallitano’s employment arrangement.

Chief Financial Officer Transition

On February 21, 2014, we announced that Mr. Tran will be leaving the Company, but has agreed to continue to serve as our Senior Vice President and Chief Financial Officer while we conduct a search for a successor Chief Financial Officer. The arrangement with Mr. Tran provides that he will continue to receive his base salary through November 30, 2014 and serve as our Senior Vice President and Chief Financial Officer until the first to occur of the date we decide his services are no longer required, the date his successor commences employment with the Company and November 30, 2014. Provided he assists with the transition and satisfactorily fulfills his duties, upon termination of his employment, he will be entitled to a retention bonus of $1,000,000 and severance benefits related to a termination without “cause” under our executive severance plan. For a description of severance benefits provided under our executive severance plan, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Because of Mr. Tran’s transitional role, the Compensation Committee did not award Mr. Tran a payout under our 2013 short-term incentive program and did not grant him any long-term incentive awards in 2014. In addition, Mr. Tran is not eligible for a payout under our 2014 short-term incentive program.

Summary of Short-term Incentive Program Performance Results

Our short-term incentive program includes a financial component (weighted 50%) and a quality component (weighted 50%). As discussed under “2013 Short-Term Incentive Awards” below, we achieved Adjusted EPS (as calculated in accordance with the 2013 short-term incentive program) of $4.98 compared to a target of $5.00. Based on this result, the Compensation Committee determined to pay bonuses under the 2013 short-term incentive program related to the financial component goal to Ms. Iglesias, Mr. Todt and Mr. Anderson at 98% of each executive’s short-term incentive target. As discussed under “2013 Short-Term Incentive Awards” below, payouts related to the quality component goals will be determined in the fall of 2014 when such results become available. The terms of our short-term incentive program provide that the executive must be employed on the payment date to be eligible for a payout. Because Messrs. Cunningham, Paquin and Cooper were not employed on the payment date for the 2013 short-term incentive awards, they did not receive any payouts for these awards. As discussed above, Mr. Gallitano does not participate in our short-term incentive program and Mr. Tran was not awarded a payout due to his transitional role.

Summary of Long-term Incentive Program Performance Results

As discussed under “2011 Long-Term Incentive Award Payouts” below, the Company’s performance under the 2011-2013 long-term incentive program was mostly positive. Compared to the five companies used to measure relative performance of financial goals under the 2011-2013 long-term incentive program, we achieved strong financial performance, ranking 34% above median in terms of return on equity (“ROE”) and 37% above median in terms of operating margin. We also obtained accreditation from the National Committee for Quality Assurance (“NCQA”) for all health plans in which we sought accreditation, including commendable status for our Florida, Georgia and New York Medicaid health plans and our Florida Medicare health plan. Additionally, we achieved higher than target level of performance in connection with a quality of leadership goal. Although we made meaningful progress toward achieving our key quality goal of a membership weighted average Medicare STAR rating of at least 3.5 and improving Medicaid quality and Healthcare Effectiveness Data and Information Set (“HEDIS”) scores in key states, we fell short of achieving the targets we set for these goals. Based on these combined results, the Compensation Committee determined the payouts under the long-term incentive awards related to the three-year performance period ended December 31, 2013 at 115% of target levels for Mr. Tran, Ms. Iglesias, Mr. Todt and Mr. Anderson. Except in certain circumstances involving a change in control of the Company, the terms of the performance stock unit awards provide that the executive must be employed on the vesting date in order to vest in the award. Because Messrs. Cunningham and Cooper were not employed on the vesting date for awards related to the three-year performance period ended December 31, 2013, they did not receive any payouts related to these awards. Neither Mr. Paquin nor Mr. Gallitano received performance stock unit awards related to the three-year performance period ended December 31, 2013.

Compensation Philosophy and Pay Practices

•

We tie pay to performance. We grant performance-based incentive awards under a pay-for-performance compensation program with pre-established short-term and long-term incentive goals designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals. The Compensation Committee is also aware of both the direct and indirect impact a serious health care compliance issue can have on our Company, and has included compliance with ethical, regulatory and contractual requirements as a threshold to any payout under the short-term and long-term incentive programs. The Compensation Committee believes that financial goals are very important, but also believes that focusing on only financial measures can result in quality and compliance issues that negatively impact subsequent year financial performance. Accordingly, the mix of financial and non-financial metrics is designed so that metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals. Additionally, non-financial components are weighted equally with the financial components. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service and regulatory compliance, which are both critical to the Company’s long-term success.

•

We use a balanced mix of long-term incentive awards for our executive officers. Long-term performance-based awards use multiple performance objectives that are designed to drive long-term value creation and are based on three-year performance cycles with cliff vesting in the third year.

•

We benchmark executive compensation against the compensation practices of a selected group of companies that we consider to be our peers and market pay data from published surveys of a broader group of companies, and use the median of market data (as defined under “Competitive Positioning” below) as a reference point when making decisions regarding target compensation levels for our executive officers.

•

We use sign-on equity awards only to replace awards forfeited from a prior employer. Our practice is for new executives to participate in the cycle of incentive awards related to the year in which they are hired.

•	We require that our executive officers hold a substantial amount of Company stock.

•	We include misconduct-based recoupment or “clawback” provisions in all incentive awards issued to our employees (whom we call associates), including our executive officers.
•

The severance plan for our executive officers has terms that are consistent with market practices. The executive severance plan includes “double-trigger” change-in-control severance provisions, misconduct-based clawback provisions and does not provide for any change-in-control excise tax gross-up payments. Change in control cash payouts under the executive severance plan for the Chief Executive Officer position is 2.5x base salary and bonus, and range from 1.5x to 2.0x base salary and bonus for our other executive officer positions.

•

We have a formal annual review process for the Chief Executive Officer’s performance, co-led by the Chairpersons of the Compensation Committee and the NCG Committee. This process is not being conducted for Mr. Gallitano, due to the temporary nature of his appointment, but it would again be applied to a successor Chief Executive Officer.

•	Our Compensation Committee uses an independent compensation consulting firm.

•	The Compensation Committee performs a compensation risk assessment with the assistance of its independent compensation consultant to identify and mitigate undue compensation-related risks.

•	We do not provide for any change-in-control excise tax gross-up payments.

•	We do not provide for any home-loss buyouts.

•	We do not have an executive retirement plan that provides extra benefits to our executive officers.

•	We do not provide any perquisites to former and/or retired executives, such as lifetime benefits, car allowances, personal use of corporate aircraft, or similar arrangements.

•	Our 2013 Incentive Compensation Plan prohibits an equity exchange or re-pricing program without first obtaining stockholder approval for such a program.

•

We do not permit our executive officers to use Company stock in hedging activities, such as “cashless” collars, forward sales, equity swaps, or other similar arrangements, or to pledge Company stock as security for loans.

•	The Compensation Committee does not allow its compensation consultant to provide any other services to the Company.

Responsibilities of the Compensation Committee, Performance Evaluation Process and Role of Chief Executive Officer

The Compensation Committee has the sole authority to (i) review and approve the Company’s corporate goals and objectives with respect to the compensation of the Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of those goals and objectives, (ii) determine and approve the appropriate level and structure of the compensation for the Chief Executive Officer based on this evaluation, and (iii) review and approve the compensation of the other executive officers of the Company.

On behalf of the Board, the Chairs of the Compensation Committee and NCG Committee typically co-lead an annual performance review of our Chief Executive Officer. The review includes personal interviews with members of management, and a review of the Chief Executive Officer’s self-assessment. The results of this performance evaluation provide a qualitative assessment of the Chief Executive Officer’s performance during the year. The Chief Executive Officer assists the Compensation Committee by evaluating the performance of the executive officers that report directly to him and recommending compensation levels for these executive officers. The Chief Executive Officer does not, however, make recommendations regarding his own compensation.

A performance review of Mr. Cunningham was not conducted in connection with an assessment of his performance during 2013 because his employment was terminated prior to the commencement of our 2013 annual performance review process. A performance review of Mr. Gallitano was not conducted due to the temporary nature of his appointment as Chief Executive Officer. Mr. Gallitano conducted an annual performance review of each named executive officer who reports to him, and the results were provided to the Compensation Committee. The Compensation Committee determined compensation levels after considering the performance evaluations and compensation-related recommendations from Mr. Gallitano.

Compensation Consultant

In accordance with the Compensation Committee’s charter, the Compensation Committee may, in its sole discretion, retain and terminate independent compensation consultants to assist in the evaluation of director and executive officer compensation, and has the sole authority to approve the compensation consultant’s fees. The Compensation Committee’s charter also provides that any engagement of an independent compensation consultant to provide other services to the Company requires the Compensation Committee’s pre-approval. The Compensation Committee is also directly responsible for the appointment, compensation and oversight of the work of any compensation adviser retained by the Compensation Committee.

The Compensation Committee has retained Cook & Co. as its independent compensation consultant since June 2011. Cook & Co. reports directly to the Compensation Committee and provides research, market data, survey information and design expertise in developing director and executive compensation programs. The types of services performed by Cook & Co. during 2013 included recommending changes to the Company’s peer groups, advising on the design of short-term and long-term incentive programs, providing data regarding prevalent compensation practices and levels of pay for directors and executives, commenting on compensation-related disclosure, advising on the design of our 2013 Incentive Compensation Plan, conducting a compensation risk assessment and providing data regarding compensation practices and levels of pay for a director assuming the role of Chief Executive Officer on a temporary basis. A representative of Cook & Co. generally attends meetings of the Compensation Committee, is available to participate in executive sessions when invited, and communicates directly with the Compensation Committee’s Chairperson and its other members outside of meetings. Cook & Co. does not perform any additional services for the Company. The Compensation Committee has considered the factors in the SEC and NYSE rules relating to compensation committee advisors and has received a letter from Cook & Co. providing appropriate assurances and confirmation of its independent status. The Compensation Committee believes that Cook & Co. has been independent during its service for the Compensation Committee and does not have any conflicts of interest.

Competitive Positioning

For benchmarking purposes in assessing and reviewing compensation levels for our executive officers, including our named executive officers, the Compensation Committee utilized data collected from the publicly disclosed proxy materials of a selected group of companies (the “Peer Group”) and market pay data from published surveys of a broader group of companies (the “Survey Group”).

The Peer Group used for setting 2013 compensation levels for our executive officers consisted of the following companies:

•	AMERIGROUP Corporation
•	Catamaran Corporation
•	Centene Corporation
•	CNO Financial Group, Inc.
•	Coventry Health Care, Inc.
•	Health Net, Inc.
•	Humana Inc.
•	Magellan Health Services, Inc.
•	Molina Healthcare, Inc.
•	Universal American Corp.

The companies included in the Peer Group were selected by the Compensation Committee with the assistance of Cook & Co. because they are considered to be similarly sized managed health care and related companies, they are representative of the pool of companies in which we compete for talent and the resulting group, as a whole, represents a reasonable match to us in terms of business content. The Peer Group includes ten of the eleven companies that were used for the Peer Group in the prior year. HealthSpring, Inc. was removed from the Peer Group because it was acquired by Cigna Corporation and no longer reports compensation information. Although the Compensation Committee recognizes that Humana Inc. has revenues greater than our target revenue range for peer group companies, the Compensation Committee decided to continue to include Humana Inc. as a member of the Peer Group because it is similar to us in terms of product portfolio and operating margin and we compete with it for contracts with government-sponsored programs. Revenues of the companies included in the Peer Group (based on each company’s most recently disclosed trailing four quarters at the time the Compensation Committee selected the Peer Group) ranged from approximately $2.2 billion to $38.3 billion, with a median of $6.4 billion. This compared to our revenues of approximately $6.7 billion.

In addition to Peer Group data, the Compensation Committee used Survey Group data provided by Cook & Co. from:

•	the Towers Watson 2013 CDB General Industry Executive Compensation Survey,
•	the Aon Hewitt 2013 Executive Compensation Survey, and
•	the 2013 Mercer IHN Health Plan Executives Survey.

The data from these surveys was scaled to our size by Cook & Co. based on revenues or corresponding revenue ranges as provided by the various surveys. While the Compensation Committee reviewed and considered the data provided by these surveys, it did not consider or review the compensation paid to executives at the component companies included within such surveys.

The Peer Group data and Survey Group data are collectively referred to as “market data.”

In setting compensation levels, the Compensation Committee compares base salaries, short-term incentive opportunities and long-term incentive opportunities for our executive officers to the market data (as discussed below). The Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations. Each executive officer’s compensation is determined after considering the market data of comparable positions, the executive’s qualifications and experience, the executive’s scope of responsibility within the Company, internal equity (in this context, meaning striving to ensure that our executives with similar levels of responsibility, experience and historical performance are rewarded comparably) and the individual’s historical performance.

Because sufficient Peer Group data is reported for the chief executive officer and chief financial officer positions, in February 2013 the Compensation Committee benchmarked the compensation of Mr. Cunningham and Mr. Tran against Peer Group and Survey Group data for their respective positions. Because sufficient Peer Group data is not reported for our other named executive officer positions, the compensation of our other named executive officers was benchmarked against Peer Group data based on compensation rank and Survey Group data for comparable roles.

Principal Elements of Compensation

For 2013, our executive compensation program for our executive officers other than Mr. Gallitano (who is serving as our Chief Executive Officer on a temporary basis while we conduct a search for a successor Chief Executive Officer) primarily consisted of the following three elements: (1) base salary, (2) short-term incentive compensation and (3) long-term incentive compensation. These are the same three elements as were used for our 2012 program. Each element is intended to encourage and foster the following results and behaviors.

	Objectives / Structure	Behavioral Focus

Base Salary	Paid in cash. Provides competitive level of fixed compensation.	Rewards core competence relative to level of responsibility, experience and contribution.

Short-Term Incentives	Paid in cash. Provides variable compensation opportunity for short-term performance.	Rewards on the basis of tangible financial results and the achievement of health care quality goals that are the basis for longer-term strategic goals.

Long-Term Incentives	Paid in equity (50% performance stock units, 25% market stock units, 25% restricted stock units). Provides variable compensation opportunity for long-term performance.	Rewards on the basis of sustained long-term achievement of tangible financial results and health care quality. Aligns executive compensation with creation of shareholder value.

Executives (other than Mr. Gallitano) also participate in an executive severance plan, receive modest perquisites and are eligible to participate in benefits we offer to a broader group of our associates, such as health insurance, a 401(k) retirement savings plan, and relocation assistance. In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company.

2013 Target Compensation Levels and Components

The table below summarizes the 2013 target compensation level for each named executive officer. See “Competitive Positioning” above for a description of the methodology used by the Compensation Committee for determining each named executive officer’s target compensation level.

Executive	Base Salary(1)	Short-Term Incentive Target		Long-Term Incentive Target		Total Target Compensation
David J. Gallitano	$2,000,000	—	(2)	—	(2)	$2,000,000
Alec Cunningham	$1,000,000	$1,250,000		$3,250,000		$5,500,000
Thomas L. Tran	$500,000	$500,000		$750,000	(3)	$1,750,000
Lisa G. Iglesias	$400,000	$240,000		$500,000		$1,140,000
Blair W. Todt	$400,000	$240,000		$500,000		$1,140,000
Lawrence D. Anderson	$325,000	$162,500		$357,500		$845,000
Daniel R. Paquin	$450,000	$450,000		$900,000		$1,800,000
Walter W. Cooper	$460,000	$345,000		$690,000		$1,495,000

(1)

Amounts represent the named executive officer’s annual base salary rate effective February 2013, except for Mr. Gallitano who commenced employment on October 31, 2013. Amounts will be different than the base salary reported in the Summary Compensation Table below, which discloses the amount of base salary paid to the named executive officer during 2013.

(2)

Mr. Gallitano does not participate in any incentive programs due to the temporary nature of his appointment. The value of a restricted stock unit award granted to Mr. Gallitano in connection with his appointment as Chief Executive Officer, which is discussed under “Compensation for Interim Chief Executive Officer” below, is not included.

(3)

Amount does not include the value of an additional one-time award of market stock units granted to Mr. Tran in connection with his assumption of additional responsibilities during 2013, which is discussed under “Additional Market Stock Unit Award to Mr. Tran” below.

For 2013, the Compensation Committee determined to pay short-term incentive awards in cash and granted awards of performance stock units, market stock units and restricted stock units as long-term incentives. Performance stock units represent 50% of each executive’s long-term incentive opportunity, market stock units represent 25% of each executive’s long-term incentive opportunity and restricted stock units represent 25% of each executive’s long-term incentive opportunity. The Compensation Committee views short-term incentive awards, performance stock unit awards and market stock unit awards as performance-based compensation because payouts are based on the achievement of internal goals in the case of short-term incentive awards and performance stock unit awards and stock price performance in the case of market stock units.

The following chart illustrates the compensation elements for Mr. Cunningham, our former Chief Executive Officer, as a percentage of his 2013 total target compensation, two-thirds of which is performance-based.

2013 Compensation Adjustments

In connection with our 2012 annual performance and compensation review process, the Compensation Committee approved the following compensation adjustments in February 2013, which are reflected in the target compensation table above:

•

No adjustments were made to Mr. Cunningham’s base salary or short-term incentive target for 2013. However, Mr. Cunningham’s long-term incentive target, expressed as a percentage of base salary, was increased from 300% to 325%, resulting in a long-term incentive target of $3,250,000. When Mr. Cunningham was promoted to Chief Executive Officer at the end of 2009, he was new to the position, and the Compensation Committee set his compensation level below the 25th percentile of market data. As a result of Mr. Cunningham’s performance as Chief Executive Officer, the Compensation Committee has incrementally increased his compensation level each year to raise it to align with the median of market data.

•	No compensation adjustments were made for Mr. Tran, whose compensation for 2013 was in alignment with the median of market data for comparable positions.

•	Ms. Iglesias’ base salary was increased from $375,000 to $400,000. Ms. Iglesias’ short-term incentive target, expressed as a percentage of base salary, was increased from 50% to 60%, resulting in a short-term incentive target of $240,000. Ms. Iglesias’ long-term incentive target, expressed as a percentage of base salary, was increased from 100% to 125%, resulting in a long-term incentive target of $500,000. The increases were to better align her compensation with the median of market data for comparable positions.

•

Mr. Todt’s base salary was increased from $375,000 to $400,000. Mr. Todt’s short-term incentive target, expressed as a percentage of base salary, was increased from 50% to 60%, resulting in a short-term incentive target of $240,000. Mr. Todt’s long-term incentive target, expressed as a percentage of base salary, was increased from 100% to 125%, resulting in a long-term incentive target of $500,000. The increases were to better align his compensation with the median of market data for comparable positions.

•

Mr. Anderson’s base salary was increased from $300,000 to $325,000. Mr. Anderson’s short-term incentive target, expressed as a percentage of base salary, was not changed, but was applied to his new base salary, which had the effect of increasing the dollar amount of his short-term incentive target opportunity. Mr. Anderson’s long-term incentive target, expressed as a percentage of base salary, was increased from 100% to 110%, resulting in a long-term incentive target of $357,500. The increases were to better align his compensation with the median of market data for comparable positions.

•

Mr. Paquin’s base salary was increased from $425,000 to $450,000. Mr. Paquin’s short-term and long-term incentive targets, expressed as a percentage of base salary, were not adjusted, but were applied to his new base salary, which had the effect of increasing the dollar amount of his short-term and long-term target opportunities. The increase was to better align his compensation with the median of market data for comparable positions.

•	No compensation adjustments were made for Mr. Cooper, whose compensation for 2013 was in alignment with the median of market data for comparable positions.

Additional Market Stock Unit Award to Mr. Tran

In September 2013, the Compensation Committee approved a one-time award of market stock units with a grant date value of approximately $500,000 to Mr. Tran in recognition of the additional responsibilities he assumed upon the departure of Mr. Cooper.

Compensation for Interim Chief Executive Officer

Mr. Gallitano is serving as our Chief Executive Officer on a temporary basis while we conduct a search for a successor Chief Executive Officer. Due to the temporary nature of his appointment, Mr. Gallitano does not participate in the Company’s short-term or long-term incentive programs or any welfare benefit plans. In October 2013, the Compensation Committee approved a compensation package for Mr. Gallitano that it believes is reasonable and appropriate based on information and market data provided by Cook & Co. and the temporary nature of Mr. Gallitano’s appointment. Mr. Gallitano receives a monthly salary of $166,667 and a $25,000 per month allowance (for a minimum of 12 months) for housing and automobile expenses while living in the Tampa area. Mr. Gallitano was also granted an award of restricted stock units with a grant date value of approximately $2,000,000. The restricted stock unit award is scheduled to vest in full on the earlier of the one year anniversary of the date of grant or the date a successor Chief Executive Officer commences employment. While serving as our Chief Executive Officer, he will not be eligible to receive cash or other compensation under our non-employee director compensation policy.

2013 Short-Term Incentive Awards

As a component of total compensation, the Compensation Committee grants short-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results. Short-term incentive awards are based on each executive’s pre-established short-term incentive target, are subject to continued employment and the achievement of performance goals, and are payable in cash. Except for Mr. Gallitano, who does not participate in our short-term incentive program, each named executive officer’s short-term incentive opportunity is limited to a maximum payout of 200% of target.

The Compensation Committee worked with the Health Care Quality and Access Committee and senior management to develop short-term incentive corporate goals for 2013 that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals. The Compensation Committee is also aware of both the direct and indirect impact a serious health care compliance issue can have on a company, and has included compliance with ethical, regulatory and contractual requirements as a threshold to any payout under the short-term incentive program. In addition to the short-term incentive corporate goals for 2013, each of our named executive officers, other than Mr. Gallitano who does not participate in our short-term incentive program, had short-term incentive personal goals for 2013. Each executive officer worked with Mr. Cunningham to develop their personal goals. Except for the Chief Executive Officer position, 80% of an executive officer’s short-term incentive opportunity is based on the achievement of corporate goals and 20% is based on the achievement of personal goals. The Compensation Committee believes the Company’s performance is reflective of the Chief Executive Officer’s performance. As such, 100% of Mr. Cunningham’s short-term incentive opportunity was based on the achievement of corporate goals.

The 2013 short-term incentive corporate goals were communicated to our executives in early 2013 and consist of a financial component (weighted 50%) and a quality component (weighted 50%) and payout is subject to a compliance standard threshold as discussed above. The Compensation Committee believes that financial goals are very important, but focusing on only financial measures can result in quality issues that negatively impact subsequent year financial performance. Accordingly, the mix of financial and non-financial metrics in our short-term and long-term incentive programs balance near-term operational performance with longer-term strategic goals. Additionally, the non-financial component is weighted equally with the financial component. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service. In other words, failure to focus on quality in one year could harm our financial performance in future years.

Achievement of the short-term incentive corporate goals is measured by the Compensation Committee against pre-established targets. However, to guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome, the Compensation Committee retained discretion to determine ultimate award payouts. As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation Committee is heavily guided by reference to the pre-established targets but applies discretion to evaluate other factors such as regulatory sanctions, compliance with the

Company’s obligations under its corporate integrity agreement, unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items, prior period reserve development and other factors it deems relevant. Achievement of an executive officer’s short-term incentive personal goals is determined by the Compensation Committee after considering the Chief Executive Officer’s performance evaluations and recommendations.

The achievement of financial goals and an executive’s personal goals can be determined shortly after the end of our fiscal year. However, there is a longer lag with regard to results of the quality goals chosen for the 2013 short-term incentive program, which are not available until later in the year. As a result, for 2013 the Compensation Committee changed the timing of short-term incentive bonus payouts as follows:

•	100% of the bonuses earned related to the achievement of financial goals was paid on March 14, 2014;
•	50% of the bonuses earned related to the achievement of personal goals was paid on March 14, 2014;
•	100% of the bonuses earned related to the achievement of quality goals, if any, will be paid after the quality results are available in the fall of 2014; and
•	the remaining 50% of the bonuses earned related to personal goals, if any, will be paid at the time the quality goal component is paid in the fall of 2014.

The following table summarizes the target amount of each component of each named executive officer’s 2013 short-term incentive award (other than Mr. Gallitano who does not participate in our incentive programs).

	Payable in March 2014		Payable in Fall 2014(1)
Executive	Company Financial Goals Target	Executive’s Personal Goals Target	Company Quality Goals Target	Executive’s Personal Goals Target	Total Short-Term Incentive Target
Alec Cunningham	$625,000	—	$625,000	—	$1,250,000
Thomas L. Tran	$200,000	$50,000	$200,000	$50,000	$500,000
Lisa G. Iglesias	$96,000	$24,000	$96,000	$24,000	$240,000
Blair W. Todt	$96,000	$24,000	$96,000	$24,000	$240,000
Lawrence D. Anderson	$65,000	$16,250	$65,000	$16,250	$162,500
Daniel R. Paquin	$180,000	$45,000	$180,000	$45,000	$450,000
Walter W. Cooper	$138,000	$34,500	$138,000	$34,500	$345,000

(1)

The results of the achievement of quality goals and the remaining portion of personal goals will not be available until the fall of 2014. Accordingly, bonus amounts earned related to the achievement of quality goals and the remaining portion of personal goals were not calculable as of the latest practicable date prior to the filing and mailing of this proxy statement. Per the instructions to Item 402 of Regulation S-K, the Company will file a Form 8-K when the bonus amounts related to the achievement of quality goals and the remaining portion of personal goals have been determined, disclosing both the 2013 bonuses and revised 2013 total compensation amounts for each named executive officer.

The following table summarizes the 2013 short-term performance goals and related results.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Results

Financial Element

50%	EPS (adjusted)	$4.50	$5.00	$5.75	$4.98

Quality Elements

25%	Medicare HEDIS STARs Improvement	0.10	0.25	0.75	TBD(1)

25%	Medicaid HEDIS measure Improvement	25%	50%	100%	TBD(1)

(1)	See footnote to table above.

Adjusted EPS was chosen because it is a metric used to measure our financial performance from year to year, it is widely used among our Peer Group as a metric in their short-term incentive programs and it is the most common performance metric used by industry analysts. In order to appropriately evaluate management’s performance, the Compensation Committee chose to use an EPS goal for the short-term incentive program that is adjusted for certain items that are not indicative of operating performance or long-term business trends and operations or items that were not anticipated when the target level was established. Such items in 2013 included costs associated with the government and Company investigations, the impact of the sequestration provisions of the Budget Control Act of 2011, the impact of our acquisition of Missouri Care, costs associated with the Company’s debt financing and certain severance costs. Goals related to improvements in selected HEDIS measures were chosen because such measures directly correlate to the expectations of our customers and the quality of care for our members. Improving quality has been and continues to be a key area of focus for us.

As shown in the table above, we achieved Adjusted EPS (as calculated in accordance with the 2013 short-term incentive program) of $4.98 compared to a target of $5.00. The Compensation Committee considered all of the factors contributing to the results and determined to pay bonuses under the 2013 short-term incentive program related to the financial component goal to Ms. Iglesias, Mr. Todt and Mr. Anderson at 98% of each executive’s short-term incentive target (which represents 49% of the potential maximum payout opportunity related to the financial component goal under the 2013 short-term incentive program). The terms of our short-term incentive program provide that the executive must be employed on the payment date to be eligible for a payout. Because Messrs. Cunningham, Paquin and Cooper were not employed on the payment date for the 2013 short-term incentive awards, they did not receive any payouts related to these incentive awards. As discussed under “Chief Financial Officer Transition” above, the Compensation Committee did not award Mr. Tran a payout under our 2013 short-term incentive program due to his transitional role.

The following table summarizes the 2013 short-term incentive award payouts related to the achievement of financial goals to our named executive officers (other than Mr. Gallitano who does not participate in our short-term incentive programs).

Executive	Company Financial Goals Target	Amount Earned(1)	Percent of Target
Alec Cunningham	$625,000	$0	0%
Thomas L. Tran	$200,000	$0	0%
Lisa G. Iglesias	$96,000	$94,080	98%
Blair W. Todt	$96,000	$94,080	98%
Lawrence D. Anderson	$65,000	$63,700	98%
Daniel R. Paquin	$180,000	$0	0%
Walter W. Cooper	$138,000	$0	0%

(1)

Amounts were paid on March 14, 2014. Messrs. Cunningham, Paquin and Cooper were not eligible for short-term incentive payouts because each executive’s employment was terminated prior to the payment date. Mr. Tran was not awarded a payout due to his transitional role.

The following table summarizes the 2013 short-term incentive award payouts related to the achievement of personal goals to our named executive officers on March 14, 2014, which represents 50% of the incentive related to personal goals (other than Mr. Gallitano who does not participate in our incentive programs and Mr. Cunningham who did not have a personal goals component under the 2013 short-term incentive program).

Executive	Executive’s March 2014 Personal Goals Target	Amount Earned(1)	Percent of Target
Thomas L. Tran	$50,000	$0	0%
Lisa G. Iglesias	$24,000	$24,000	100%
Blair W. Todt	$24,000	$24,000	100%
Lawrence D. Anderson	$16,250	$21,125	130%
Daniel R. Paquin	$45,000	$0	0%
Walter W. Cooper	$34,500	$0	0%

(1)

Amounts were paid on March 14, 2014. Messrs. Paquin and Cooper were not eligible for short-term incentive payouts because each executive’s employment was terminated prior to the payment date. Mr. Tran was not awarded a payout due to his transitional role.

In determining the achievement of each executive officer’s 2013 personal goals, the Compensation Committee took into account a qualitative assessment of individual performance and accomplishments. Individual factors considered are as follows:

Ms. Iglesias’ individual performance considerations included her continued demonstrated strength as the General Counsel and head of communications and her work supporting the Company’s acquisition activities.

Mr. Todt’s individual performance considerations included his continued high quality leadership of compliance and an effective start on his new strategy role.

Mr. Anderson’s individual performance considerations included his strong performance supporting the Board in key executive transition matters, enhancing incentive plan designs and driving continued improvements to core human resources services and operating efficiencies.

The Compensation Committee did not quantify or otherwise assign relative weightings to the factors considered in reaching its decisions with respect to the achievement of personal goals for any of the named executive officers.

2011 Long-Term Incentive Award Payouts

In March 2011, the Compensation Committee established performance goals for a three-year period ending December 31, 2013 and granted performance stock unit awards and, in the case of Ms. Iglesias as discussed below, a long-term incentive cash bonus award, that each vested in March 2014. The number of performance stock units and the amount of cash that vested was based on the level of achievement of the performance goals for a three-year period ending December 31, 2013 as determined by the

Compensation Committee. Centene Corporation, Health Net, Inc., Humana Inc., Molina Healthcare, Inc. and Universal American Corp. were the five companies used by the Compensation Committee to measure ROE and operating margin performance under the 2011-2013 long-term incentive program. Two other companies, AMERIGROUP Corporation and HealthSpring, Inc., were originally included in the group of companies to be used to measure relative performance, but each company was acquired and no longer publicly reports results.

The following table summarizes the goals for the 2011 – 2013 performance period and the actual results as determined by the Compensation Committee.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results

Financial Elements

25%	Return on Equity	Closing the Gap to Peer Median (Discretion)	Peer Median	Exceptional Performance above Peer Median (Discretion)	34% Above Peer Median

25%	Operating Margin	Below Peer Median (Discretion)	Peer Median	Above Peer Median (Discretion)	37% Above Peer Median

Quality Elements

50%*	Medicare STARs Report	Discretion	3.5	Discretion	3.07
	Medicaid HEDIS/Quality Results	Discretion	100% Meeting Contract Standards	Discretion	Varies by State
	Accreditation Achievement	Discretion	100% NCQA Accredited in All States	Discretion	All Scheduled States Accredited, with Commendable Rating in Four Products
	Quality of Leadership	70%	75%	80%	75.8%

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

The Company’s performance under the 2011-2013 long-term incentive program was mostly positive. Compared to the five companies used to measure relative performance of financial goals under the 2011-2013 long-term incentive program, the Company achieved strong financial performance, ranking 34% above median in terms of ROE and 37% above median in terms of operating margin. The Company also obtained accreditation from the NCQA for all health plans in which it sought accreditation, including commendable status for its Florida, Georgia and New York Medicaid health plans and its Florida Medicare health plan. Additionally, the Company achieved higher than target level of performance in connection with a quality of leadership goal, which measures the satisfaction of our associates with the Company through an associate opinion survey. Although the Company made meaningful progress toward achieving its key quality goal of a membership weighted average Medicare STAR rating of at least 3.5 and improving Medicaid quality and HEDIS scores in key states, it fell short of achieving the targets set for these goals. The Compensation Committee considered all of the results and attributed above target but below maximum performance payout for the ROE goal, above target but below maximum performance payout for the operating margin goal, above target but below maximum performance payout for the accreditation goal, above target but below maximum performance payout for the quality of leadership goal, below target but above threshold performance payout for the Medicare STARs goal and below target but above threshold performance payout for the Medicaid HEDIS/quality goal. After weighting each goal in accordance with the 2011-2013 long-term incentive program, the Compensation Committee determined that the achievement of goals for the performance stock unit awards and long-term incentive cash bonus awards for the three-year performance period ending December 31, 2013 was 115% of each executive officer’s long-term incentive target. This percentage was applied to all outstanding 2011 – 2013 performance period performance stock unit awards and long-term incentive cash bonus awards, including the awards granted to our named executive officers.

The mix of long-term incentive awards granted under our 2011-2013 long-term incentive program to our executive officers was different than the mix of long-term incentive awards granted to our other associates. For 2011, our executive officers were granted a mix of performance stock unit awards and restricted stock unit awards, whereas our other associates were granted a mix of performance stock unit awards, restricted stock unit awards and long-term incentive cash bonus awards. Mr. Cunningham, Mr. Tran, Mr. Todt, Mr. Anderson and Mr. Cooper were executive officers in 2011 and therefore were not granted a long-term incentive cash bonus award under our 2011-2013 long-term incentive program. Ms. Iglesias was not an executive officer in 2011 and was therefore granted a long-term incentive cash bonus award under our 2011-2013 long-term incentive program. Mr. Paquin was not employed by the Company during the time when performance stock unit awards related to the three-year performance period ended December 31, 2013 were granted, so he did not receive an award. Mr. Gallitano, as a non-employee director of the Company in 2011, was not granted an award.

The following table summarizes the performance stock unit award payouts to our named executive officers related to the three-year performance period ended December 31, 2013 (other than Mr. Gallitano and Mr. Paquin who did not have such awards as discussed above).

Executive	Target Number of Performance Stock Units	Shares Vested(1)	Percent of Target
Alec Cunningham	45,260	0	0%
Thomas L. Tran	14,144	16,266	115%
Lisa G. Iglesias	1,191	1,370	115%
Blair W. Todt	6,129	7,048	115%
Lawrence D. Anderson	4,997	5,747	115%
Walter W. Cooper	12,447	0	0%

(1)

Performance stock unit awards vested on March 1, 2014. The performance stock unit awards granted to Messrs. Cunningham and Cooper were cancelled and forfeited because each executive’s employment was terminated prior to the vesting date.

The following table summarizes the long-term incentive cash bonus award payout to Ms. Iglesias related to the three-year performance period ended December 31, 2013.

Executive	Long-Term Incentive Cash Bonus Award Target	Payout(1)	Percent of Target
Lisa G. Iglesias	$94,710	$108,917	115%

(1)	Amount was paid on March 7, 2014.

2013 Long-Term Incentive Awards

As a component of total compensation, the Compensation Committee granted long-term incentive awards with the intention of driving the achievement of key goals and initiatives for the Company and rewarding individuals based on their contributions to those results. Long-term incentive awards are discretionary and are based on each executive’s pre-established long-term incentive target. For 2013, the long-term incentive awards for our executive officers (other than Mr. Gallitano who does not participate in incentive programs) included a performance stock unit award, a market stock unit award and a restricted stock unit award. The performance stock unit award represents 50% of each executive officer’s long-term incentive opportunity, the market stock unit award represents 25% of each executive officer’s long-term incentive opportunity and the restricted stock unit award represents 25% of each executive officer’s long-term incentive opportunity.

The performance stock unit awards granted in March 2013 cliff-vest on March 1, 2016. The number of performance stock units that vest is based on the achievement of pre-established goals (summarized in the table below) for a three-year performance period ending December 31, 2015 and is limited to a maximum payout of 200% of target. The market stock unit awards granted in March 2013 cliff-vest on March 1, 2016. We calculate the number of shares of common stock earned upon vesting based on the number of target units granted multiplied by the ratio of the average closing price of our common stock during the last 30 trading days of calendar year 2015 divided by the average closing price of our common stock during the last 30 trading days of calendar year 2012. The performance ratio is capped at 200%. If our common stock price declines by more than 50%, no units are earned by the executive. The restricted stock unit awards granted in March 2013 vest in approximately equal installments on March 1, 2014, March 1, 2015 and March 1, 2016. Vesting of all three types of long-term incentive awards is subject to continued employment as of the vesting date.

Our Compensation Committee views both performance stock units and market stock units as performance-based incentives. Performance stock units are earned by executives based on the achievement of internal goals. Market stock units are earned by executives based on stock price performance. In some instances the link between the achievement of internal goals and stockholder value creation may be unclear and/or delayed. Market stock units provide a clear linkage to stockholder value creation. Market stock units also provide additional pay-for-performance “leverage” (i.e., greater sensitivity to changes in stockholder return). It was for these reasons that the Compensation Committee determined to use market stock units in 2013. Restricted stock units are used by the Compensation Committee to align our executives’ interests with those of our stockholders while providing retention compensation.

The allocation of the types of equity awards granted in 2013 results in 75% of the equity awards being performance-based and 25% retention-oriented. The Compensation Committee believes that this allocation effectively balances the Company’s objective of focusing our executives on delivering long-term value creation to our stockholders with the goal of retaining talented executives and encouraging their long-term tenure with the Company.

The Compensation Committee worked with the Health Care Quality and Access Committee and senior management to develop the 2013 long-term performance goals that are designed to align individuals’ rewards with Company performance, including tangible financial results and the achievement of heath care quality goals. These goals were communicated to our executives in early 2013 and consist of a financial component and a quality component, each weighted 50%. The Compensation Committee believes that financial goals are very important, but focusing on only financial measures can result in quality issues that negatively impact subsequent year financial performance. Accordingly, the mix of financial and non-financial metrics in our short-term and long-term programs balance near-term operational performance with longer-term strategic goals. Additionally, the non-financial component is weighted equally with the financial component. The Compensation Committee believes this balance helps reinforce a culture emphasizing the importance of quality of service to the Company’s future success. In other words, failure to focus on quality in one year could harm our financial performance in future years.

To guard against any unintended outcomes or unexpected external circumstances that could result in an unjust outcome, the Compensation Committee retains discretion to determine ultimate award payouts. As such, in making a determination as to whether or not awards will be paid and the amounts of award payments, if any, the Compensation

Committee is heavily guided by reference to the pre-established targets, but applies discretion to evaluate other factors such as compliance with ethical, regulatory and contractual requirements, unanticipated events, acquisition and expansion costs, non-recurring and extraordinary items and other factors it deems relevant.

The following table summarizes the goals for the 2013 – 2015 performance period.

Weight	Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)

Financial Element

50%	Return on Equity	Discretion	Peer Median	100% Percentile of Peers

Quality Elements

25%	Medicare STARs Result	.5 STAR Improvement by End of Performance Period	1 STAR Increase by End of Performance Period	100% Membership in 4 STAR Plan

25%*	NCQA Medicare Accreditation	Accredited	Commendable	Excellent
	NCQA Medicaid Accreditation	Accredited	Commendable	Excellent

*	The elements within the metric are not individually weighted, but are considered together in determining our overall achievement of the metric.

The financial component consists of ROE. The Compensation Committee chose this element because it is a widely accepted measure for our industry, it is more controllable by management than other measures that are dependent on market and other external factors, and it can be used to measure the Company’s financial performance against that of our Peer Group. ROE also provides a measure of management’s ability to optimize the Company’s deployment of capital. The quality component consists of quality scores for our Medicare products and NCQA accreditation achievements. We believe quality results are and will continue to be important factors in determining, among other things, premium rates in some markets, our ability to expand or win new business, our ability to obtain accreditations and whether we are subject to corrective action plans. Achievement of goals is measured at the end of the three-year performance period.

Perquisites

Except as discussed below, we only provide modest perquisites to our executive officers. Accordingly, we do not provide perquisites such as home-loss buyouts, company automobiles, private aircraft for personal use or club memberships. Due to the temporary nature of Mr. Gallitano’s appointment as our Chief Executive Officer, we are providing Mr. Gallitano with an allowance for reasonable housing and automobile expenses while living in the Tampa area.

Relocation Assistance Program

We have a relocation assistance program for our associates, including our executive officers. Under this program, executives are reimbursed for most expenses associated with relocating, including moving expenses, temporary housing expenses, closing costs associated with the sale of the executive’s existing home and the purchase of a new home in the destination location, as well as other miscellaneous amounts in connection with relocating to the destination location. In addition, any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and a miscellaneous expense allowance, are provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.

Benefits

Our executive officers, including our named executive officers, are eligible to participate in those programs that are also offered to a broad-based group of our associates, including welfare benefit programs such as medical and prescription coverage, dental and vision programs, short-term and long-term disability insurance, group life insurance and supplemental life insurance as well as paid time off, leave of absence and similar policies. In addition to these benefits, our executive officers may elect to receive supplemental long-term disability coverage provided by the Company. Mr. Gallitano does not participate in these programs.

Retirement Savings Plan

We provide a 401(k) retirement savings plan, including Company matching contributions, designed to provide all of our associates with a tax-deferred, long-term savings vehicle for their retirement. The Company matching contribution is provided on the same basis to named executive officers as all other participants in the plan. For 2013, we made matching contributions in an amount equal to 50% of the first 6% of an associate’s eligible compensation deferred to the 401(k) plan. Eligible compensation generally consists of salary and cash bonuses, up to the federal limits for tax-qualified 401(k) plans. Mr. Gallitano does not participate in this plan.

Executive Severance Plan

We maintain an executive severance plan to attract and retain executives and to provide a level of transition assistance in the event an executive’s employment is terminated. The executive severance plan provides for an enhanced benefit if the executive’s termination is in connection with a change in control. The enhanced change in control benefit is intended to preserve executive productivity, encourage retention and minimize the distraction caused by concerns over personal financial security in the context of a change in control. We believe the importance of these concerns increases with the position and level of responsibility of the executive, and have structured the benefits accordingly.

All severance benefits are conditioned on the executive’s termination of employment (double-trigger) and the executive signing a general release of claims and complying with the terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The executive severance plan does not provide for any excise tax gross-up payments. Mr. Gallitano does not participate in this plan.

For a description of payments and benefits available under the executive severance plan, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

Ownership Guidelines

Effective April 1, 2011, the Compensation Committee established guidelines requiring significant ownership of Company stock by our executive officers to further align their interests with those of our stockholders. Under our stock ownership guidelines for our executive officers, each executive officer must beneficially own a number of shares of our common stock with a fair market value equal to or in excess of a specified multiple of the executive’s base salary:

•	5x for the Chief Executive Officer;
•	3x for the Chief Financial Officer and President, National Health Plans; and
•	2x for other executive officers.

Shares owned directly and indirectly (e.g., by a spouse or a trust), vested performance stock units, vested market stock units and vested and unvested time-based awards (other than stock options) count toward satisfaction of the ownership requirements under the guidelines. Stock options, regardless of vesting status, unvested performance stock units and unvested market stock units do not count toward satisfaction of the ownership requirements under the guidelines. Until the applicable stock ownership level is achieved, the executive officer is required to retain all Net Shares received as a result of the exercise of stock options or the vesting of restricted stock, restricted stock units, performance stock units, market stock units or other equity awards. “Net Shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and shares sold or netted to fulfill tax obligations. Once an executive officer’s applicable minimum stock ownership level is initially achieved, the executive officer is required to retain enough shares to continue to comply with his or her minimum stock ownership level.

The Compensation Committee periodically reviews compliance with this requirement. As of April 1, 2014, the most recent measurement date under the guidelines, Messrs. Tran and Todt achieved their respective share ownership requirements. As a result, Messrs. Tran and Todt are permitted under the stock ownership guidelines to sell shares not to exceed an amount required to maintain their minimum stock ownership levels. As of April 1, 2014, Ms. Iglesias and Mr. Anderson have not achieved their respective share ownership requirements. As a result, each of those executives is required to retain all shares received as a result of the exercise of stock options or vesting of restricted stock units, performance stock units and market stock units, net of any shares sold or forfeited to cover tax obligations, until the ownership requirement is met. Due to the temporary nature of his appointment, Mr. Gallitano is not subject to the ownership guidelines for executive officers, but remains subject to the ownership guidelines for directors, and has achieved his share ownership requirements under those guidelines. Messrs. Cunningham, Paquin and Cooper were not employed by the Company as of April 1, 2014. The next measurement to determine whether our executives have achieved minimum share ownership levels is April 1, 2015.

Recoupment Provisions

Our Board of Directors, including its Compensation Committee, is committed to fostering an environment of compliance. The Compensation Committee’s approach to our compensation programs is an integral part of our focus on compliance. We believe compliance is the responsibility of each of our executive officers and other associates. We are also aware of both the direct and indirect impact a serious health care compliance issue can have on a company. It is for these reasons that our Compensation Committee included compliance with ethical, regulatory and contractual requirements as a threshold to any payout in our incentive programs, as described above. We believe including compliance as a threshold in our incentive programs helps align our associates’ financial interests with the goals of our corporate compliance program.

Recoupment is another component of the Compensation Committee’s strategy to support compliance across the enterprise. Recognizing the role every associate plays in our compliance efforts,

every incentive award granted to each of our associates, supervisors and executive officers, including stock option awards, restricted stock unit awards, performance stock unit awards, market stock unit awards, long-term incentive cash bonus awards and short-term cash bonus awards, is subject to recoupment. If it is ever determined by the Board of Directors or the Compensation Committee that actions or omissions by an associate, supervisor or executive officer have constituted: (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Company with the SEC or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed; (b) intentional or gross misconduct; (c) a breach of a fiduciary duty to the Company or a subsidiary; (d) fraud; or (e) non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material detriment of the Company, then the Board or the Compensation Committee will, to the extent permitted by applicable law, cause the cancellation of outstanding awards and seek reimbursement of amounts realized from awards that vested and/or were paid during and after the first fiscal year in which the misconduct occurred. The recoupment provisions will be reviewed and revised as necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once rules are adopted by the SEC to implement such requirements.

The Compensation Committee does not believe it is possible to anticipate all possible scenarios in which recoupment might be appropriate and has retained discretion to evaluate each situation based on its individual facts. For example, there may be a case in which a supervisor’s failure to properly supervise an associate who commits fraud could be an omission serious enough to trigger the forfeiture provision for the supervisor as well as the associate. However, there could also be situations in which an associate’s actions will warrant forfeiture but the associate’s supervisor was neither negligent nor complicit with respect to those actions. The Compensation Committee believes each situation should be examined on its individual facts in connection with determining when recoupment will be appropriate. The forfeiture provisions are designed to recognize that no two situations will be alike and to provide the

Compensation Committee with the discretion necessary to invoke recoupment in a manner that is fair to both WellCare and its associates.

Trading Controls

Under our policy on insider information and insider trading, members of the Board and executive officers are required to obtain the permission of our General Counsel prior to entering into transactions in our securities. Our executive officers are permitted to buy or sell our securities only during announced trading periods as provided under the policy.

Hedging and Pledging Prohibition

In addition, our policies prohibit trading in call or put options or other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account, and pledging our securities to secure margin or other loans by our directors, executive officers and associates.

Equity Award Process

We maintain an equity award process to ensure that the authorization, granting and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations. Equity awards issued to existing executive officers and associates are granted on the date of approval. Equity awards issued to newly-hired executive officers are granted on the later of the date of approval or the individual’s first date of employment. The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date of grant).

Our equity awards are generally determined and granted in the first quarter of each year following the conclusion by management and the Compensation Committee of the annual performance evaluation process for our associates. In addition, and from time to time, additional equity awards may be granted in connection with new hires or to recognize associates for superior performance.

Accounting For Stock-Based Compensation

We account for stock-based payments, including stock options, performance stock unit awards, restricted stock awards, restricted stock unit awards and market stock unit awards, in accordance with FASB ASC Topic 718. The Compensation Committee takes into consideration the accounting treatment under FASB ASC Topic 718 of alternative award proposals when determining the form and amount of equity compensation awards.

Tax Deductibility

As part of the federal health care reform legislation enacted in 2010, Section 162(m) of the Internal Revenue Code was revised as it pertains to compensation paid by health insurance companies, including the Company. Beginning in 2013, any compensation in excess of $500,000 per year that we pay to any director, officer or associate, including any named executive officer, and to certain service providers, is not deductible by the Company for income tax purposes under Section 162(m)(6) of the Internal Revenue Code. This tax deduction limitation applies to compensation earned after 2009, if paid after 2012. The tax deduction limitation applies whether or not the compensation is performance-based. The Compensation Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with our compensation programs for all of our associates and designs programs with features that are designed to mitigate risk without diminishing the incentive nature of the compensation. During 2013 the Compensation Committee engaged Cook & Co. to conduct a compensation risk assessment to determine whether the risks arising from any of our 2013 compensation policies or practices are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify general areas of “risk” (or potential for unintended consequences) that exist in the design of our incentive programs and to evaluate the risks in order to make decisions around whether the risks should be accepted or avoided given our risk appetite. In conducting the assessment, Cook & Co. reviewed material elements of executive and non-executive employee compensation. In line with Cook & Co.’s assessment, the Compensation Committee concluded that our policies and practices are well-aligned with sound compensation design principles and provide for a balanced approach to delivering incentives given various levels of performance, encourage and reward prudent business judgment and appropriate risk-taking over the short and long term and do not create risk that is reasonably likely to have a material adverse effect on the Company.

The table below summarizes the risk mitigation factors applicable to each element of the Company’s compensation program.

Element of Compensation	Specific Risk Mitigation Factors
Base Salary	• Base salary does not encourage risk-taking as it is a fixed amount. • Base salaries are competitive and based on market data.

Short-Term Incentive Compensation

•   Short-term incentive awards use multiple performance factors that encourage executives to focus on health care quality equally with financial measures, thus diversifying the risk associated with any single goal. In addition, short-term goals are balanced by long-term goals and short-term incentive payouts are subject to compliance with ethical, regulatory and contractual requirements as a threshold for any payout.

•   Short-term incentive opportunities are limited to a maximum by formula.

•   Short-term incentive awards are subject to misconduct-based recoupment provisions.

Long-Term Incentive Compensation

•   Performance stock unit awards and long-term incentive cash bonus awards use multiple performance factors that encourage executives to focus on health care quality equally with financial measures, thus diversifying the risk associated with any single goal. In addition, long-term goals are balanced by short-term goals and the Compensation Committee has the discretion to take into account compliance with ethical, regulatory and contractual requirements as well as other factors it deems relevant when making performance stock unit award and long-term incentive cash bonus award payout determinations.

•   Long-term incentive opportunities are limited to a maximum by formula.

•   A significant portion of incentive award value is delivered in the form of equity awards that vest over multiple years, which aligns the interests of our executives to the interests of our stockholders, members, government customers and business partners.

•   Executive officers are subject to substantial stock ownership requirements to further align their interests and actions with the interests of our stockholders.

•   Long-term incentive awards are subject to misconduct-based recoupment provisions.

•   Executive officers are required to obtain permission from our General Counsel before buying or selling any stock, even during an open trading window.

•   Executive officers are prohibited from trading in call or put options and other derivatives involving our securities, engaging in short sales of our securities, holding our securities in a margin account or pledging our securities to secure margin or other loans.

Compensation Committee Report

The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

The Compensation Committee,

Carol J. Burt, Chairperson

Kevin F. Hickey

Glenn D. Steele, Jr., M.D.

Paul E. Weaver

Summary Compensation Table

The following table and footnotes summarize, in accordance with the reporting requirements of the SEC, compensation of the following executive officers for 2013, 2012 and 2011 (collectively, the “named executive officers”): David J. Gallitano and Alec Cunningham, the individuals who served as our principal executive officer during 2013; Thomas L. Tran, the individual who served as our principal financial officer during 2013; Lisa G. Iglesias, Blair W. Todt and Lawrence D. Anderson, our three other most highly compensated executive officers who were serving as executive officers at the end of 2013; and Daniel R. Paquin and Walter W. Cooper, each an individual who would have been one of our three other most highly compensated executive officers if he had served as an executive officer at the end of 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
David J. Gallitano Chairman of the Board and Chief Executive Officer(1)	2013	481,654	(2)	—		2,140,020	(3)	—		50,000	(4)	2,671,674

Alec Cunningham Chief Executive Officer(1)	2013	884,615	(5)	—		3,249,996	(7)	—		291,493	(11)	4,426,104
	2012	969,231	(5)	—		3,000,085	(7)	1,525,625	(9)	10,232		5,505,173
	2011	776,923	(5)	94,500	(6)	2,400,000	(7)	1,210,000	(10)	7,191		4,488,614

Thomas L. Tran Senior Vice President and Chief Financial Officer	2013	500,000	(5)	—		1,250,027	(7)	—		11,270	(11)	1,761,297
	2012	500,000	(5)	—		750,019	(7)	594,219	(9)	11,120		1,855,358
	2011	496,154	(5)	79,765	(6)	750,023	(7)	605,000	(10)	7,776		1,938,718

Lisa G. Iglesias Senior Vice President, General Counsel and Secretary(1)	2013	396,154	(5)	—		500,034	(7)	226,997	(8)	9,668	(11)	1,132,853

Blair W. Todt Senior Vice President, Chief Strategy and Development Officer (1)	2013	396,154	(5)	—		500,034	(7)	118,080	(8)	27,227	(11)	1,041,495

Lawrence D. Anderson, Senior Vice President and Chief Human Resources Officer(1)	2013	321,154	(5)	—		357,512	(7)	84,825	(8)	9,418	(11)	772,909

Daniel R. Paquin President, National Health Plans(1)	2013	335,385	(5)	—		900,060	(7)	—		251,832	(11)	1,487,277
	2012	343,269	(5)	—		850,023	(7)	304,534	(9)	82,823		1,580,649

Walter W. Cooper Chief Administrative Officer(1)	2013	346,769	(5)	—		690,023	(7)	—		136,459	(11)	1,173,251
	2012	456,923	(5)	—		690,025	(7)	428,625	(9)	9,778		1,585,351
	2011	440,000	(5)	84,630	(6)	660,023	(7)	399,300	(10)	8,361		1,592,314

(1)

Compensation for Messrs. Gallitano, Todt and Anderson and Ms. Iglesias is provided only for 2013 because they were not named executive officers prior to 2013. Compensation for Mr. Paquin is provided only for 2012 and 2013 because he was not a named executive officer prior to 2012. Mr. Gallitano began his service as an executive officer on October 31, 2013. Mr. Cunningham’s employment terminated effective October 30, 2013. Mr. Paquin began his service as an executive officer on February 27, 2012. Mr. Paquin’s employment terminated effective September 16, 2013. Mr. Cooper’s employment terminated effective September 16, 2013.

(2)

$246,154 of the amount represents salary earned as Chief Executive Officer during November and December 2013. $235,500 represents fees earned as Chairman of the Board under the Company’s Non-Employee Director Compensation Policy prior to being appointed Chief Executive Officer. Pursuant to the terms of his employment arrangement, Mr. Gallitano will not receive the fees provided under the Company’s Non-Employee Director Compensation Policy while serving as Chief Executive Officer.

(3)

$2,000,014 of the amount represents the full grant date fair value of the restricted stock unit award granted to Mr. Gallitano upon being appointed Chief Executive Officer. $140,006 of the amount represents the full grant date fair value of the restricted stock unit award granted to Mr. Gallitano under the Company’s Non-Employee Director Compensation Policy prior to being appointed Chief Executive Officer. Restricted stock unit award amounts represent the full grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2013 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

(4)	Amount represents an allowance for housing and automobile expenses in the Tampa area while serving as our Chief Executive Officer.

(5)

Amount represents total salary earned by the named executive officers and includes amounts contributed by the named executive officers to our 401(k) retirement savings plan during each respective fiscal year.

(6)

Amount represents bonus paid in 2011 pursuant to an award granted in March 2009 under the Company’s 2009 Long-Term Cash Bonus Plan. As provided under the 2009 Long-Term Cash Bonus Plan, 50% of the award was paid in September 2010 and 50% was paid in September 2011.

(7)

Amount represents the full grant date fair value of restricted stock unit and market stock unit awards granted to our named executive officers during each respective fiscal year. Restricted stock unit award and market stock unit award amounts represent the full grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be realized by the executives, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2013 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock unit awards until the Compensation Committee makes its performance measure determination at the end of the relevant performance period. The amounts attributed to the performance stock unit awards are based on the closing price of our common stock on the NYSE on the date of grant and upon target level of performance, which was the probable outcome of the performance conditions as of the date of grant. The amounts of performance stock unit awards granted in 2013 are based on the $57.24 per share closing price of our common stock on the NYSE on March 18, 2013. The amounts of performance stock unit awards granted in 2012 for Messrs. Cunningham, Tran and Cooper are based on the $63.24 per share closing price of our common stock on the NYSE on February 13, 2012, and the $68.87 closing price of our common stock on the NYSE on February 27, 2012 for Mr. Paquin. The amounts of performance stock unit awards granted in 2011 are based on the $39.77 per share closing price of our common stock on the NYSE on March 24, 2011. If the maximum level of performance under the performance stock unit awards is achieved and the Compensation Committee does not modify the awards, the total amount of stock awards for each year for each named executive officer is as follows:

Name	2013 ($)	2012 ($)	2011 ($)
Alec Cunningham	4,874,983	3,750,111	3,299,995
Thomas L. Tran	1,625,006	937,526	1,031,277
Lisa G. Iglesias	750,059	—	—
Blair W. Todt	750,059	—	—
Lawrence D. Anderson	536,272	—	—
Daniel R. Paquin	1,350,081	1,062,556	—
Walter W. Cooper	1,035,009	862,544	907,532

(8)	Amount represents bonus earned by the named executive officer under the Company’s Annual Cash Bonus Plan and Long Term Incentive Cash Bonus Plan, as follows:

Name	Short-Term Incentive Cash Bonus Payout (a) ($)	Long-Term Incentive Cash Bonus Payout (b) ($)	Total ($)
Lisa G. Iglesias	118,080	108,917	226,997
Blair W. Todt	118,080	—	118,080
Lawrence D. Anderson	84,825	—	84,825

(a)

Represents the payout of short-term incentive cash bonus award amounts related to the achievement of financial goals and personal goals under our Annual Cash Bonus Plan. The results of the achievement of quality goals and remaining portion related to personal goals will not be available until the fall of 2014. Accordingly, bonus amounts earned related to the achievement of quality goals and remaining portion of personal goals were not calculable as of the latest practicable date prior to the filing and mailing of this proxy statement. Per the instructions to Item 402 of Regulation S-K, the Company will file a Form 8-K when the bonus amounts related to the achievement of quality goals and remaining portion of personal goals have been determined, disclosing both the 2013 bonuses and revised 2013 total compensation amounts for each named executive officer. For a discussion of the 2013 performance goals and award payment determinations for each named executive officer under the Annual Cash Bonus Plan, see “Compensation Discussion and Analysis – 2013 Short-Term Incentive Awards” above.

(b)

Represents the payout of long-term incentive cash bonus awards granted in 2011 that vested in March 2014 based on the achievement of performance goals for the three-year performance period ending December 31, 2013. The mix of long-term incentive awards granted in 2011 to our executive officers was different than the mix of long-term incentive awards granted to our other associates. For 2011, our executive officers were granted a mix of performance stock unit awards and restricted stock unit awards, whereas our other associates were granted a mix of performance stock unit awards, restricted stock unit awards and long-term incentive cash bonus awards. Mr. Todt and Mr. Anderson were executive officers in 2011 and therefore were not granted a long-term incentive cash bonus award under our 2011 long-term incentive program. Ms. Iglesias was not an executive officer in 2011 and was therefore granted a long-term incentive bonus award in cash instead of equity under our 2011 long-term incentive program. For a discussion of the performance goals and award payment determinations for Ms. Iglesias under the Long Term Incentive Cash Bonus Plan, see “Compensation Discussion and Analysis – 2011 Long-Term Incentive Award Payouts” above.

(9)

Amount represents bonus earned by the named executive officer under the Company’s Annual Cash Bonus Plan and Long Term Incentive Cash Bonus Plan, which were subject to the achievement of performance goals, as follows:

Name	Short-Term Incentive Cash Bonus Payout (a) ($)	Long-Term Incentive Cash Bonus Payout (b) ($)	Total ($)
Alec Cunningham	1,062,500	463,125	1,525,625
Thomas L. Tran	425,000	169,219	594,219
Walter W. Cooper	293,250	135,375	428,625
Daniel R. Paquin	304,534	—	304,534

(a)	Represents short-term incentive cash bonus award payouts granted under our Annual Cash Bonus Plan based on the achievement of performance goals for 2012.

(b)

Represents the payout of long-term incentive cash bonus awards granted in 2010 that vested in March 2013 based on the achievement of performance goals for the three-year performance period ending December 31, 2012. Mr. Paquin joined us in 2012 and therefore did not receive a long-term incentive cash bonus award in 2010.

(10)	Amount represents the short-term incentive cash bonus earned by the named executive officer under our Annual Cash Bonus Plan, which was subject to the achievement of performance goals.

(11)	The following table shows the components of “All Other Compensation” for fiscal year 2013:

Name	Separation Payments(a) ($)	Supplemental Disability(b) ($)	401(k) Match(c) ($)	Relocation Expenses(d) ($)	Tax Gross-Ups(e) ($)	Total All Other Compensation ($)
Alec Cunningham	281,111	2,732	7,650	—	—	291,493
Thomas L. Tran	—	3,620	7,650	—	—	11,270
Lisa G. Iglesias	—	2,018	7,650	—	—	9,668
Blair W. Todt	—	2,373	7,650	17,204	—	27,227
Lawrence D. Anderson	—	1,768	7,650	—	—	9,418
Daniel R. Paquin	118,009	2,753	7,650	89,447	33,973	251,832
Walter W. Cooper	127,100	1,709	7,650	—	—	136,459

(a)

Represents amounts paid upon termination of employment pursuant to the Company’s executive severance plan. For Mr. Cunningham, $250,000 of the amount represents salary continuation payments, $1,904 of the amount represents insurance benefits and $29,207 of the amount represents the payout of accrued paid time off. For Mr. Paquin, $110,769 of the amount represents salary continuation payments, $4,337 of the amount represents insurance benefits and $2,903 of the amount represents the payout of accrued paid time off. For Mr. Cooper, $113,231 of the amount represents salary continuation payments, $3,364 of the amount represents insurance benefits and $10,505 of the amount represents the payout of accrued paid time off. For a description of all the payments and benefits expected to be received by Messrs. Cunningham, Paquin and Cooper in connection with their termination of employment, see “Potential Payments to Named Executive Officers upon Termination or Change in Control” below.

(b)

Represents premiums paid by the Company for supplemental long-term disability coverage. A summary of benefits programs our executive officers participate in is described under “Compensation Discussion and Analysis – Benefits” above.

(c)

Represents Company matching of 401(k) retirement savings plan contributions. Company matching contributions are described in more detail under “Compensation Discussion and Analysis – Retirement Savings Plan” above.

(d)

Represents amounts paid by the Company or reimbursed to the executive in connection with the executive’s relocation to Tampa, Florida. The Company relocation assistance program is described in more detail under “Compensation Discussion and Analysis – Relocation Assistance Program” above.

(e)

Represents the payment to cover income taxes attributed to the relocation payments described in footnote (d) above. As described under “Compensation Discussion and Analysis – Relocation Assistance Program” above, in order to make an executive whole in connection with a relocation, we reimburse the executive for income taxes attributed to certain relocation expenses under the Company’s relocation assistance program.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of a plan-based award made to a named executive officer during fiscal year 2013.

Name	Grant Date (1)	Grant Type*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Gallitano	5/22/13	RSUs(2)	—	—	—	—	—	—	2,707	140,006	(8)
	10/30/13	RSUs(3)	—	—	—	—	—	—	30,198	2,000,014	(8)

Alec Cunningham	2/28/13	STI Cash(4)	625,000	1,250,000	2,500,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	14,195	812,522	(8)
	3/18/13	PSUs(6)	—	—	—	14,195	28,389	56,778	—	1,624,986	(9)
	3/18/13	MSUs(7)	—	—	—	5,044	10,088	20,176	—	812,488	(8)

Thomas L. Tran	2/11/13	STI Cash(4)	250,000	500,000	1,000,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	3,276	187,518	(8)
	3/18/13	PSUs(6)	—	—	—	3,276	6,551	13,102	—	374,979	(9)
	3/18/13	MSUs(7)	—	—	—	1,164	2,328	4,656	—	187,497	(8)
	9/12/13	MSUs(10)	—	—	—	2,644	5,288	10,576	—	500,033	(8)

Lisa G. Iglesias	2/11/13	STI Cash(4)	120,000	240,000	480,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	2,184	125,012	(8)
	3/18/13	PSUs(6)	—	—	—	2,184	4,368	8,736	—	250,024	(9)
	3/18/13	MSUs(7)	—	—	—	776	1,552	3,104	—	124,998	(8)

Blair W. Todt	2/11/13	STI Cash(4)	120,000	240,000	480,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	2,184	125,012	(8)
	3/18/13	PSUs(6)	—	—	—	2,184	4,368	8,736	—	250,024	(9)
	3/18/13	MSUs(7)	—	—	—	776	1,552	3,104	—	124,998	(9)

Lawrence D. Anderson	2/11/13	STI Cash(4)	81,250	162,500	325,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	1,561	89,352	(8)
	3/18/13	PSUs(6)	—	—	—	1,562	3,123	6,246	—	178,761	(9)
	3/18/13	MSUs(7)	—	—	—	555	1,110	2,220	—	89,399	(9)

Daniel R. Paquin	2/11/13	STI Cash(4)	225,000	450,000	900,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	3,931	225,010	(8)
	3/18/13	PSUs(6)	—	—	—	3,931	7,862	15,724	—	450,021	(9)
	3/18/13	MSUs(7)	—	—	—	1,397	2,794	5,588	—	225,029	(9)

Name	Grant Date (1)	Grant Type*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Cooper	2/11/13	STI Cash(4)	172,500	345,000	690,000	—	—	—	—	—
	3/18/13	RSUs(5)	—	—	—	—	—	—	3,014	172,521	(8)
	3/18/13	PSUs(6)	—	—	—	3,014	6,027	12,054	—	344,985	(9)
	3/18/13	MSUs(7)	—	—	—	1,071	2,142	4,284	—	172,517	(9)

*	RSU = restricted stock unit; PSU = performance stock unit; MSU = market stock unit.

(1)	Our equity award process is described in more detail under “Compensation Discussion and Analysis — Equity Award Process” above.

(2)

This is an award of restricted stock units granted under our 2013 Incentive Compensation Plan. This award vests on the earlier of May 22, 2014 and date of our next annual meeting of stockholders. The award has no express performance criteria other than continued service as a director (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control of the Company). This award was granted to Mr. Gallitano pursuant to our Non-Employee Director Compensation Policy prior to his appointment as Chief Executive Officer.

(3)

This is an award of restricted stock units granted under our 2013 Incentive Compensation Plan. This award vests in full on the earlier of October 30, 2014, and the date a successor Chief Executive Officer commences employment. The award has no express performance criteria other than continued employment (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control).

(4)

This is a short-term incentive cash award granted under our Annual Cash Bonus Plan. 50% of the award was paid out on March 14, 2014 and the remaining 50% of the award is expected to be paid out in the fall of 2014. The amount of the award payment is subject to the achievement of performance goals for the fiscal year ended December 31, 2013. For a discussion of the 2013 performance goals and award payment determinations for each named executive officer, see “Compensation Discussion and Analysis – 2013 Short-Term Incentive Awards” above.

(5)

This is an award of restricted stock units granted under our 2004 Equity Plan. This award vests in approximately equal installments on March 1, 2014, March 1, 2015 and March 1, 2016. The award has no express performance criteria other than continued employment (with a limited exception that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control). For a discussion of the Company’s use of time-based awards, see “Compensation Discussion and Analysis – 2013 Long-Term Incentive Awards” above.

(6)

This is an award of performance stock units granted under our 2004 Equity Plan. This award is scheduled to vest on March 1, 2016. The number of performance stock units that vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2015 and consideration of other factors as described in “Compensation Discussion and Analysis – 2013 Long-Term Incentive Awards” above. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the target number of performance stock units will vest on the earlier of the original vesting date or upon termination of the executive’s employment if employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(7)

This is an award of market stock units granted under our 2004 Equity Plan. This award is scheduled to vest on March 1, 2016. The number of units that vest, if any, is based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over a performance period and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2015 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2012; provided that no units will vest if the stock price multiplier is less than 50%. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the number of market stock units based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case if within two years following the change in control.

(8)

This amount represents the full grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount reflects the accounting expense that we will recognize over the vesting term for the award and does not correspond to the actual value that will be realized by the executive, if any. For a discussion of valuation assumptions and methodologies, see Notes 2 and 15 to our 2013 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

(9)

This amount represents the fair value of the award as of March 18, 2013 (the service inception date under FASB ASC Topic 718) and is based on the $57.24 per share closing price of our common stock on the NYSE on March 18, 2013, and upon target level of performance which was the probable outcome of the performance conditions as of March 18, 2013. Due to the discretion retained by the Compensation Committee when determining the extent to which performance measures have been achieved and the requirements of FASB ASC Topic 718 relating to the establishment of an accounting grant date, there is no accounting grant date for the performance stock units until the Compensation Committee makes its performance measure determination at the end of the performance period.

(10)

This is an award of market stock units granted under our 2013 Incentive Compensation Plan. This award is scheduled to vest on March 1, 2016. The number of units that vest, if any, is based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over a performance period and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2015 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2012; provided that no units will vest if the stock price multiplier is less than 50%. Except under limited circumstances following a change in control of the Company as described below, any unvested portion of the award will terminate and be forfeited in the event of the executive’s termination of employment for any reason. In the event of a change in control of the Company, the number of market stock units based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case if within two years following the change in control.

Employment Agreements with Named Executive Officers

As described below, we previously entered into an employment agreement with Mr. Tran, but it was terminated in 2011. Below is a description of the material terms of Mr. Tran’s employment agreement that relate to compensation disclosed in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table above.

We entered into an employment agreement with Mr. Tran dated July 21, 2008, which was voluntarily terminated on November 18, 2011 in connection with the adoption of the executive severance plan described under “Compensation Discussion and Analysis – Executive Severance Plan” above. The employment agreement provided that Mr. Tran would serve as our Senior Vice President and Chief Financial Officer and receive an annual base salary of not less than $475,000, with an annual short-term incentive target of 100% of base salary and an annual long-term incentive target of 150% of base salary.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised option and stock awards that have not vested for the named executive officers outstanding as of December 31, 2013. Messrs. Cunningham, Paquin and Cooper did not have any equity awards outstanding as of December 31, 2013, except for awards for Mr. Cunningham described under “Nonqualified Deferred Compensation” below. All vesting is based upon the continued service of the executive and, in the case of performance stock units and market stock units, vesting is also contingent upon performance metrics being achieved.

	Option Awards		Stock Awards
Name	Award Type*	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)
David J. Gallitano	RSU	—	—	—	2,707(2)	190,627	—		—
	RSU	—	—	—	30,198(3)	2,126,543	—		—

Thomas L. Tran	RSU	—	—	—	1,977(4)	139,220	—		—
	RSU	—	—	—	3,276(5)	230,696	—		—
	PSU	—	—	—	—	—	14,144	(6)	996,020
	PSU	—	—	—	—	—	5,930	(7)	417,591
	PSU	—	—	—	—	—	6,551	(8)	461,321
	MSU	—	—	—	—	—	2,493	(9)	175,557
	MSU	—	—	—	—	—	2,328	(10)	163,938
	MSU	—	—	—	—	—	5,288	(10)	372,381

Lisa G. Iglesias	RSU	—	—	—	988(11)	69,575	—		—
	RSU	—	—	—	2,184(12)	153,797	—		—
	PSU	—	—	—	—	—	1,191	(6)	83,870
	PSU	—	—	—	—	—	2,965	(7)	208,795
	PSU	—	—	—	—	—	4,368	(8)	307,595
	MSU	—	—	—	—	—	1,247	(9)	87,814
	MSU	—	—	—	—	—	1,552	(10)	109,292

	Option Awards				Stock Awards
Name	Award Type*	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested(1) ($)
Blair W. Todt	Option	2,522	30.10	04/05/2017	—	—	—	—
	RSU	—	—	—	988(11)	69,575	—	—
	RSU	—	—	—	2,184(12)	153,797	—	—
	PSU	—	—	—	—	—	6,129(6)	431,604
	PSU	—	—	—	—	—	2,965(7)	208,795
	PSU	—	—	—	—	—	4,368(8)	307,595
	MSU	—	—	—	—	—	1,247(9)	87,814
	MSU	—	—	—	—	—	1,552(10)	109,292

Lawrence D. Anderson	Option	1,536	28.81	10/18/2017	—	—	—	—
	RSU	—	—	—	791(13)	55,702	—	—
	RSU	—	—	—	1,561(14)	109,926	—	—
	PSU	—	—	—	—	—	4,997(6)	351,889
	PSU	—	—	—	—	—	2,372(7)	167,036
	PSU	—	—	—	—	—	3,123(8)	219,922
	MSU	—	—	—	—	—	997(9)	70,209
	MSU	—	—	—	—	—	1,110(10)	78,166

*	RSU = restricted stock units; PSU = performance stock units; MSU = market stock units.

(1)	Value based on $70.42 per share which was the closing price of our common stock on the NYSE on December 31, 2013.

(2)

This award is scheduled to vest on the earlier of May 22, 2014 and date of our next annual meeting of stockholders; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company.

(3)

This award is scheduled to vest on the earlier of October 30, 2014 and the date that a successor Chief Executive Officer commences employment; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(4)

Of this amount, 988 restricted stock units vested on March 1, 2014; and 989 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(5)

Of this amount, 1,092 restricted stock units vested on March 1, 2014; 1,092 restricted stock units are scheduled to vest on March 1, 2015; and 1,092 restricted stock units are scheduled to vest on March 1, 2016; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(6)

This award vested on March 1, 2014. The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance through December 31, 2013.

For a discussion of the goals, award payment determination and actual number of performance stock units that vested, see “Compensation Discussion and Analysis – 2010 Long-Term Incentive Award Payouts” above.

(7)

This award is scheduled to vest on March 1, 2015. The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance through December 31, 2013. The number of performance stock units that actually vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2014; provided that the target number of performance stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(8)

This award is scheduled to vest on March 1, 2016. The amount shown reflects the target payout of the performance stock units based on the Compensation Committee’s assessment of performance through December 31, 2013. The number of performance stock units that actually vest under the award, if any, is subject to the achievement of performance goals for the three-year period ending December 31, 2015; provided that the target number of performance stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(9)

This award is scheduled to vest on March 1, 2015. The amount shown reflects the target payout of the market stock units. The number of market stock units that actually vest under the award, if any, will be based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over the three-year performance period ending December 31, 2014 and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2014 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2011; provided that no units will vest if the stock price multiplier is less than 50%. In the event of a change in control of the Company, the number of MSUs based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case if within two years following the change in control.

(10)

This award is scheduled to vest on March 1, 2016. The amount shown reflects the target payout of the market stock units. The number of market stock units that actually vest under the award, if any, will be based upon the product of (i) the Company’s stock price multiplier, which is a calculated percentage change in the price of the Company’s common stock over the three-year performance period ending December 31, 2015 and (ii) the target number of units granted. The stock price multiplier is the quotient of the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2015 (or in the event of a change in control, the price per share paid in the change in control transaction) divided by the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2012; provided that no units will vest if the stock price multiplier is less than 50%. In the event of a change in control of the Company, the number of MSUs based on the formula described above will vest on the earlier of the original vesting date or upon termination of employment if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case if within two years following the change in control.

(11)

Of this amount, 494 restricted stock units vested on March 1, 2014; and 494 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(12)

Of this amount, 728 restricted stock units vested on March 1, 2014; 728 restricted stock units are scheduled to vest on March 1, 2015; and 728 restricted stock units are scheduled to vest on March 1, 2016; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(13)

Of this amount, 395 restricted stock units vested on March 1, 2014; and 396 restricted stock units are scheduled to vest on March 1, 2015; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

(14)

Of this amount, 520 restricted stock units vested on March 1, 2014; 520 restricted stock units are scheduled to vest on March 1, 2015; and 521 restricted stock units are scheduled to vest on March 1, 2016; provided that any unvested restricted stock units will immediately vest if there is a change in control of the Company and the executive’s employment is terminated by us without cause or by the executive for good reason, in each case, within two years following the change in control.

Option Exercises and Stock Vested

The following table sets forth the number of stock options exercised and the value realized upon exercise of stock options during 2013, and the number of shares of restricted stock units and/or performance stock units that vested during 2013 and the value realized upon vesting of such shares, for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
David J. Gallitano	—	—	2,247	116,215
Alec Cunningham	77,660	2,029,384	33,244	1,992,508
Thomas L. Tran	61,203	2,310,339	11,082	648,509
Lisa G. Iglesias	—	—	2,563	149,983
Blair W. Todt	—	—	2,799	166,536
Lawrence D. Anderson	—	—	1,957	117,313
Daniel R. Paquin	—	—	1,028	58,390
Walter W. Cooper	4,481	123,258	14,924	929,175

(1)

Represents the value realized upon the exercise of stock options calculated by multiplying the number of shares purchased upon exercise of the stock option by the difference between the market price of our common stock at the time of exercise and the exercise price of the stock option.

(2)

Represents the gross number of shares acquired upon vesting of shares of restricted stock units and/or performance stock units without taking into account any shares that may have been withheld to satisfy applicable tax obligations. Mr. Gallitano deferred the receipt of 2,247 of the shares underlying his restricted stock units that vested (with a value of $116,215 on the date of vesting) to the earliest to occur of January 1, 2017, the date of his termination of service with us as a member of our board of directors or a change in control of the Company. Mr. Cunningham deferred the receipt of 7,544 of the shares underlying his restricted stock units that vested (with a value of $484,249 on the date of vesting) to the earliest to occur of July 1, 2015, the date of his termination of employment with us or a change in control of the Company. Although Mr. Cunningham’s employment terminated on October 31, 2013, the payout of his deferred shares is being delayed for 6 months in order to comply with Internal Revenue Code Section 409A, and will be paid in May 2014. Mr. Tran deferred the receipt of 2,358 of the shares underlying his restricted stock units that vested (with a value of $151,360 on the date of vesting) to the earliest to occur of March 31, 2022, the date of his termination of employment with us or a change in control of the Company. The vested and unpaid deferred restricted stock units are reported in the “Nonqualified Deferred Compensation” table below.

(3)

Represents the value of vested shares of restricted stock units and/or performance stock units calculated by multiplying the gross number of vested shares of restricted stock units and/or performance stock units by the closing price of our common stock on the NYSE on the vesting date or if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

Pension Benefits

We did not maintain a pension plan during fiscal year 2013.

Nonqualified Deferred Compensation

Messrs. Gallitano, Cunningham and Tran elected to defer receipt of shares underlying certain restricted stock unit awards. These deferred restricted stock units are considered to be a form of nonqualified deferred compensation under SEC rules, and information regarding the deferred restricted stock units is provided in the following table.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
David J. Gallitano	116,215	—	98,300	—	340,622
Alec Cunningham	484,249	—	210,909	—	1,062,427
Thomas L. Tran	151,360	—	65,908	—	332,030

(1)

Messrs. Gallitano, Cunningham and Tran elected to receive payment of certain restricted stock unit awards on a deferred basis. These amounts are reported under “Stock Awards” in the “Options Exercised and Stock Vested” table above. Mr. Gallitano deferred the receipt of 2,247 of the shares underlying his restricted stock units that vested on May 22, 2013 to the earliest to occur of January 1, 2017, the date of his termination of service with us as a member of our board of directors or a change in control of the Company. Mr. Cunningham deferred the receipt of 7,544 of the shares underlying his restricted stock units that vested on September 1, 2013 to the earliest to occur of July 1, 2015, the date of his termination of employment with us or a change in control of the Company. Although Mr. Cunningham’s employment terminated on October 31, 2013, the payout of his deferred shares is being delayed for 6 months in order to comply with Internal Revenue Code Section 409A, and will be paid in May 2014. Mr. Tran deferred the receipt of 2,358 of the shares underlying his restricted stock units that vested on September 1, 2013 to the earliest to occur of March 31, 2022, the date of his termination of employment with us or a change in control of the Company. The value of vested restricted stock units for Mr. Gallitano is calculated by multiplying the gross number of vested restricted stock units on May 22, 2013 by $51.72, which was the closing price of our common stock on the NYSE on May 22, 2013. The value of vested restricted stock units for Mr. Cunningham and Mr. Tran is calculated by multiplying the gross number of vested restricted stock units on September 1, 2013 by $64.19, which was the closing price of our common stock on the NYSE on September 3, 2013 (the first trading day following the vesting date). The grant date fair value of the restricted stock units that vested on May 22, 2013 was $124,978 for Mr. Gallitano, and was included in the “Director Compensation Table” under “Stock Unit Awards” in our 2013 proxy statement. The grant date fair value of the restricted stock units that vested on September 1, 2013 was $300,025 and $93,778 for Messrs. Cunningham and Tran, respectively, and is included in the “Summary Compensation Table” under “Stock Awards” for 2011.

(2)	Represents the aggregate earnings on the shares of the common stock underlying the deferred restricted stock units during the year ended December 31, 2013.

(3)

Represents the value of the shares of our common stock underlying the deferred restricted stock units on December 31, 2013, based on $70.42 per share, which was the closing price of our common stock on the NYSE on December 31, 2013. As of December 31, 2013, Mr. Gallitano deferred receipt of 2,590 shares underlying his previously vested restricted stock units to the earliest to occur of December 1, 2015, the date of his termination of service with us as a member of our board of directors or a change in control of the Company, and 2,247 shares underlying his previously vested restricted stock units to the earliest to occur of January 1, 2017, the date of his termination of service with us as a member of our board of directors or a change in control of the Company. Mr. Cunningham deferred the receipt of 15,087 shares underlying his previously vested restricted stock units to the earliest to occur of July 1, 2015, the date of his termination of employment with us or a change in control of the Company. Although Mr. Cunningham’s employment terminated on October 31, 2013, the payout of his deferred shares is being delayed for 6 months in order to comply with Internal Revenue Code Section 409A, and will be paid in May 2014. As of December 31, 2013, Mr. Tran deferred the receipt of 4,715 shares underlying his previously vested restricted stock units to the earliest to occur of March 31, 2022, the date of his termination of employment with us or a change in control of the Company.

Potential Payments to Named Executive Officers upon Termination or Change in Control

The tables below summarize the potential payments and benefits to which Mr. Gallitano, Mr. Tran, Ms. Iglesias, Mr. Todt and Mr. Anderson would be entitled upon termination of employment or a change in control, and the actual payments and benefits received or to be received by Mr. Cunningham, Mr. Paquin and Mr. Cooper. The amounts shown in the table for Mr. Gallitano, Mr. Tran, Ms. Iglesias, Mr. Todt and Mr. Anderson assume that the hypothetical termination date or date of a change in control was December 31, 2013. The amounts shown in the table for Mr. Cunningham, Mr. Paquin and Mr. Cooper are based on each executive’s actual termination date, which was October 31, 2013 for Mr. Cunningham and September 16, 2013 for Messrs. Paquin and Cooper. Amounts are calculated based on the benefits available to the executive under the executive severance plan, which is described below, except in the case of Mr. Gallitano. Because Mr. Gallitano is serving as our Chief Executive Officer on a temporary basis until a new Chief Executive Officer is appointed, he is not eligible for severance benefits pursuant to the terms of his employment arrangement. The terms of his employment arrangement does however provide that he is entitled to a $25,000 per month allowance (for a minimum of 12 months) for housing and automobile expenses in the Tampa area while serving as our Chief Executive Officer. The tables also include the value of incentive awards which immediately vest in certain circumstances, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table above. The amounts in the tables do not take into account incentive awards granted, and contractual obligations entered into, after December 31, 2013. The actual amounts to be paid out can only be determined at the time the event actually occurs. The tables below do not include the payout of previously vested restricted stock units for Mr. Gallitano, Mr. Cunningham and Mr. Tran, which is described under “Nonqualified Deferred Compensation” above.

Definitions

For the purpose of the following analysis, the following terms generally have the following meanings:

•

A “change in control” generally occurs upon: (i) certain persons acquiring more than 50% of our outstanding voting shares or more than 50% of the fair market value of such shares; (ii) a majority of our incumbent directors being replaced under certain circumstances; (iii) the consummation of a merger, consolidation or other business combination in which more than 50% of the outstanding common stock of the Company is no longer held by the stockholders of the Company prior to such transaction; or (iv) a sale of all or substantially all of the assets of the Company.

•

A termination for “good reason” generally means that the executive terminated employment as the result of: (i) a material diminution in authority, duties or responsibilities; (ii) any material diminution of the executive’s base salary, short-term incentive opportunity or long-term incentive opportunity; or (iii) a change in the executive’s office location by more than 50 miles from the executive’s current employment location.

•

A termination for “cause” generally means that we terminate the executive’s employment as the result of: (i) any willful act or omission by the executive that constitutes a breach of any agreement to which the Company is a party or the executive’s non-compliance with the Company’s Code of Conduct and Business Ethics, policies or procedures to the material determent of the Company; (ii) the executive’s commission of a crime that constitutes a felony involving fraud, conversion, misappropriation or embezzlement under any federal or state law; or (iii) the executive’s bad faith or willful acts or omissions in the performance of the executive’s duties, to the material detriment of the Company; in each case, subject to notice and the executive’s right to a reasonable opportunity to cure.

Executive Severance Plan

Under our executive severance plan, our executive officers, including our named executive officers, are entitled to severance benefits following termination of employment by the Company for reasons other than for cause, death or disability, or following resignation by the executive for good reason. The amount of the severance payment is determined as a multiple of the executive’s base salary and a bonus amount as set forth in the following table. The bonus amount is calculated as the average of the actual short-term incentive bonuses, if any, paid to the executive with respect to the two most recently completed short-term incentive bonus cycles; provided that if the first short-term incentive bonus included in the calculation is pro-rated to reflect the portion of the performance period in which the executive was employed by the Company, then an annualized amount will be used for the calculation. If the executive has not been employed for a period of time in which he or she participated in two completed short-term incentive bonus cycles, the executive’s short-term incentive target for the year in which the termination occurs will be used.

Benefit Multiple
Position	Standard	Change in Control
Chief Executive Officer	1.5x	2.5x

Chief Financial Officer, General Counsel and President, National Health Plans	1.0x	2.0x

Other Executive Officers	1.0x	1.5x

In addition, executives are entitled to the payout of accrued but unused time off and reimbursement of the portion of the executive’s COBRA premium that exceeds the amount of premium paid by active associates for the same coverage for 18 months in the case of the Chief Executive Officer and 12 months for other executives; provided that if the termination of employment is in connection with a change of control, continuation of health benefits is for 18 months for all executive officers.

	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)	Change in Control ($)	Termination for any reason ($)
David J. Gallitano
Allowance(1)	250,000	250,000	250,000	—	250,000
RSUs(2)	—	2,317,170	—	190,627	—

Total	250,000	2,567,170	250,000	190,627	250,000

Thomas L. Tran
Separation - Base(3)	500,000	1,000,000	1,000,000	—	—
Separation - Bonus(3)	515,000	1,030,000	1,030,000	—	—
Accrued PTO(4)	9,615	9,615	9,615	—	—
Insurance Benefits(5)	13,336	20,004	20,004	—	—
RSUs(6)	—	369,916	—	—	—
PSUs(6)	—	1,874,932	—	—	—
MSUs(6)	—	1,006,249	—	—	—

Total(7)	1,037,951	5,310,716	2,059,619	—	—

Lisa G. Iglesias
Separation - Base(3)	400,000	800,000	800,000	—	—
Separation - Bonus(3)	180,688	361,375	361,375	—	—
Accrued PTO(4)	4,615	4,615	4,615	—	—
Insurance Benefits(5)	16,024	24,036	24,036	—	—
RSUs(6)	—	223,372	—	—	—
PSUs(6)	—	600,260	—	—	—
MSUs(6)	—	272,229	—	—	—
LTI Cash(8)	—	94,710	—	—	—

Total(7)	601,327	2,380,597	1,190,026	—	—

Blair W. Todt
Separation - Base(3)	400,000	600,000	600,000	—	—
Separation - Bonus(3)	178,000	267,000	267,000	—	—
Accrued PTO(4)	7,692	7,692	7,692	—	—
Insurance Benefits(5)	16,320	24,480	24,480	—	—
RSUs(6)	—	223,372	—	—	—
PSUs(6)	—	947,994	—	—	—
MSUs(6)	—	272,229	—	—	—

Total(7)	602,012	2,342,767	899,172	—	—

	Termination for Good Reason or without Cause ($)	Termination within 24 months following a Change in Control for Good Reason or without Cause ($)	Termination within 6 months prior to a Change in Control if without Cause and in Contemplation or in Anticipation of a Change in Control ($)	Change in Control ($)	Termination for any reason ($)
Lawrence D. Anderson
Separation - Base(3)	325,000	487,500	487,500	—	—
Separation - Bonus(3)	143,913	215,869	215,869	—	—
Accrued PTO(4)	6,250	6,250	6,250	—	—
Insurance Benefits(3)	15,642	23,463	23,463	—	—
RSUs(6)	—	165,628	—	—	—
PSUs(6)	—	738,847	—	—	—
MSUs(6)	—	204,258	—	—	—

Total(7)	490,805	1,841,815	733,082	—	—

(1)

Represents 10 months of allowance for housing and automobile expenses in the Tampa area while serving as our Chief Executive Officer, which is the remaining minimum amount as of December 31, 2013 that Mr. Gallitano is entitled to under the terms of his employment arrangement.

(2)

Amount is calculated as the number of units that immediately vest upon termination of employment or a change in control of the Company, as applicable, multiplied by $70.42, which was the closing price of our common stock on the NYSE on December 31, 2013. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested restricted stock units at December 31, 2013. As discussed in the “Outstanding Equity Awards at Fiscal Year-End” table above, the restricted stock units will immediately vest.

(3)

Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date the waiver and release of claims becomes effective and the bonus portion of the separation amount is payable on the first anniversary of the executive’s termination date; however, if termination is in connection with a change in control, then the entire separation amount is payable following the date the waiver and release of claims becomes effective.

(4)	Accrued paid time off is payable within 10 days of the executive’s termination of employment.

(5)

Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date and complying with certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. Following the date the waiver and release becomes effective, insurance benefits are payable over 12 months; provided that if the termination of employment is in connection with a change of control, insurance benefits are payable over 18 months.

(6)

Amount is calculated as the number of units that immediately vest upon termination of employment multiplied by $70.42, which was the closing price of our common stock on the NYSE on December 31, 2013. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a listing of unvested restricted stock units, performance stock units and market stock units at December 31, 2013. As discussed in the “Outstanding Equity Awards at Fiscal Year-End” table above, all outstanding restricted stock units will immediately vest; the target number of performance stock units will immediately vest; the number of market stock units originally scheduled to vest on March 1, 2015 that immediately vest is calculated by multiplying the target number of market stock units by the quotient of $70.42 (representing the price paid in the assumed hypothetical change in control transaction) divided by $54.56 (representing the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2011); and the number of market stock units originally scheduled to vest on March 1, 2016 that immediately vest is calculated by multiplying the target number of market stock units by the quotient of $70.42 (representing the price paid in the assumed hypothetical change in control transaction) divided by $48.45 (representing the average closing price of the Company’s common stock for the last 30 trading days of calendar year 2012).

(7)

If any payments or benefits payable to a named executive officer would be subject to the additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments and/or benefits will be reduced to the extent necessary to prevent any portion of the payments or benefits from becoming nondeductible by the Company under Section 280G of the Internal Revenue Code or subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, but only if, by reason of the reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit the executive would receive if no reduction was made.

(8)

This award vested on March 1, 2014. The amount shown reflects the target payout of the long-term incentive cash bonus award based on the Compensation Committee’s assessment of performance through December 31, 2013. For a discussion of the goals, award payment determination and actual amount paid, see “Compensation Discussion and Analysis – 2011 Long-Term Incentive Awards Payouts” above.

Former Executive	Separation – Base(1) ($)	Separation – Bonus(1) ($)	PTO Payment(2) ($)	Insurance Benefits(3) ($)	Total ($)
Alec Cunningham	1,500,000	1,704,375	29,207	17,754	3,251,336
Daniel R. Paquin	450,000	450,000	2,903	12,021	914,924
Walter W. Cooper	460,000	346,275	10,505	3,364	820,144

(1)

Separation payments are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date (which each executive did) and complying with terms of certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The base salary portion of the separation amount is payable in installments in accordance with the Company’s normal payroll schedule over 12 months following the date each executive’s waiver and release of claims became effective. However, in the case of Mr. Cunningham, payments are being delayed for 6 months in order to comply with Internal Revenue Code Section 409A, with the accumulated balance being paid in May 2014 and the remaining balance paid over the remaining 6 month period in installments in accordance with the Company’s normal payroll schedule. The bonus portion of the separation amount is payable to Mr. Cunningham on October 31, 2014 and to Mr. Paquin and Mr. Cooper on September 16, 2014.

(2)	Accrued paid time off was paid to Mr. Cunningham on November 22, 2013 and to Mr. Paquin and Mr. Cooper on September 19, 2013.

(3)

Insurance benefits are subject to the executive executing and delivering a waiver and release of claims agreement within 30 days after the executive’s termination date (which each executive did) and complying with certain restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality. The insurance benefits are payable in installments in accordance with the Company’s normal payroll schedule over 18 months to Mr. Cunningham and 12 months to Mr. Paquin and Mr. Cooper, in each case following the date each executive’s waiver and release of claims became effective. Mr. Cooper elected to terminate insurance benefits effective December 31, 2013.

Equity Compensation Plans

The following table provides information as of December 31, 2013, about common stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors and individuals who are not employees under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (a)) (c)
Equity compensation plans approved by the Company’s stockholders(1)	929,993	(2)	$0.95	2,415,931
Equity compensation plans not approved by the Company’s stockholders(3)	2,407	(4)	$15.53	—
Total	932,400		$0.99	2,415,931

(1)

Includes outstanding awards under our 2004 Equity Incentive Plan (the “2004 Equity Plan”) and our 2013 Incentive Compensation Plan (the “2013 Incentive Plan”). The 2004 Equity Plan was approved by our stockholders in June 2004 (prior to the Company’s initial public offering). No further awards are being made under the 2004 Equity Plan; the securities referenced under Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans are available under the 2013 Incentive Plan. The 2013 Incentive Plan was approved by our stockholders in May 2013 at the 2013 Annual Meeting of Stockholders. In addition to options, shares may be issued in restricted stock awards, restricted stock unit awards, performance awards and other stock-based awards under the 2013 Incentive Plan.

(2)

This number includes 28,974 options, 190,347 restricted stock units, 469,050 performance stock units and 127,287 market stock units issuable under the 2004 Equity Plan and 69,489 restricted stock units, 24,790 performance stock units and 20,056 market stock units issuable under the 2013 Incentive Plan. The performance stock units and market stock units have been included at the maximum number of shares issuable pursuant to those stock units. Employees do not pay monetary consideration upon the exercise of these stock units. The stock units have been included in the table with a $0 exercise price. Excluding these $0 exercise price awards, the weighted average exercise price of outstanding options is $30.63.

(3)

Equity compensation plans not approved by our stockholders include the WellCare Holdings, LLC 2002 Employee Option Plan (the “2002 Plan”) and one stock option agreement entered into with an individual prior to our initial public offering (the “Non-plan Option”). The 2002 Plan was adopted by our Board in September 2002 and is administered by our Compensation Committee. No option awards have been granted under the 2002 Plan since June 2004 and no options remain available for future issuance under this plan.

(4)

Two options exercisable for an aggregate of 2,000 shares, each with an exercise price of $17.00 per share, are fully vested and expire on June 30, 2014, remain outstanding under the 2002 Plan. The Non-plan Option is exercisable for 407 shares, has an exercise price of $8.33 per share, is fully vested and expires on May 12, 2014.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership

Based on a review of filings with the SEC, the following represents each person known to us to be the beneficial owner of more than five percent of the Company’s common stock as of March 31, 2014:

	Ownership
Name and Address	Common Stock		Percent of Class (%)(1)
BlackRock, Inc., et al. 40 East 52nd Street New York, NY 10022	4,485,727	(2)	10.25%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	3,593,443	(3)	8.21%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,065,358	(4)	7.00%

The Vanguard Group, Inc., et al. 100 Vanguard Boulevard Malvern, PA 19355	2,497,955	(5)	5.71%

(1)

Percentage is calculated based on the number of shares beneficially owned as reported by the investor as a percentage of the number of shares of Company stock issued and outstanding as of December 31, 2013.

(2)

This disclosure is based upon a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and other affiliated entities with the SEC on March 7, 2014. As of February 28, 2014, BlackRock and other affiliated entities reported sole voting power as to 4,339,611 shares and sole dispositive power as to 4,485,727 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(3)

This disclosure is based upon a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on February 14, 2014. As of December 31, 2013, Wellington reported shared voting power as to 2,007,180 shares and shared dispositive power as to 3,593,443 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(4)

This disclosure is based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 11, 2014. As of December 31, 2013, Price Associates reported sole voting power as to 511,200 shares and sole dispositive power as to 3,065,358 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

(5)

This disclosure is based upon a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) and other affiliated entities with the SEC on February 12, 2014. As of December 31, 2013, Vanguard and other affiliated entities reported sole voting power as to 65,594 shares, sole dispositive power as to 2,435,561 shares and shared dispositive power as to 62,394 shares. We have not attempted to verify independently any of the information contained in this Schedule 13G/A.

The following table sets forth the beneficial ownership of our common stock as of March 31, 2014, by (a) each of our named executive officers, (b) each director and nominee for director, and (c) all directors and executive officers as a group. For purposes of the following table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after March 31, 2014. For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after March 25, 2013, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name	Common Stock		Percent of Class
Charles G. Berg	—	(1)	*
Richard C. Breon	—	(2)	*
Carol J. Burt	12,959	(3)	*
Roel C. Campos	3,784	(4)	*
D. Robert Graham	16,846	(4)	*
Kevin F. Hickey	33,118	(3)	*
Christian P. Michalik	42,517	(4)	*
Glenn D. Steele, Jr., M.D.	16,829	(4)	*
William L. Trubeck	15,869	(4)	*
Paul E. Weaver	17,869	(4)	*
David J. Gallitano	29,986	(3)	*
Thomas L. Tran	53,740	(5)	*
Lisa G. Iglesias	5,306		*
Blair W. Todt	12,289	(6)	*
Lawrence D. Anderson	8,940	(7)	*
Alec Cunningham	7,544	(8)	*
Walter W. Cooper	—	(9)	*
Daniel R. Paquin	—	(9)	*
All Directors and Executive Officers as a Group (23 persons)	279,390	(10)	*

*	Less than one percent
(1)	Mr. Berg did not stand for re-election at the 2013 Annual Meeting. Accordingly, his term as director terminated as of May 22, 2013. Information is based on the Company’s knowledge.
(2)	Mr. Breon was appointed to the Board in September 2013.
(3)	Includes 4,837 previously vested deferred stock units and 2,707 restricted stock units scheduled to vest on May 22, 2014.
(4)	Includes 2,707 restricted stock units scheduled to vest on May 22, 2014.
(5)	Includes 22,073 previously vested deferred stock units.
(6)	Includes 2,522 shares underlying currently exercisable options.
(7)	Includes 1,536 shares underlying currently exercisable options.
(8)

Consists of 7,544 previously vested deferred stock units scheduled to be distributed to Mr. Cunningham on May 1, 2014. Mr. Cunningham is no longer an executive of the Company; information is based on the Company’s knowledge.

(9)	Messrs. Cooper and Paquin are no longer executives of the Company; information is based on the Company’s knowledge.
(10)	Includes 4,058 shares underlying currently exercisable options, 44,127 previously vested deferred stock units and 24,363 restricted stock units scheduled to vest on May 22, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms or written representations from reporting persons that all reportable transactions were reported, we believe that all of our executive officers, directors and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) during the 2013 fiscal year.

Other Information

Stockholder Proposals

For our 2015 Annual Meeting of Stockholders, to be eligible for inclusion in our 2015 proxy statement under the SEC’s requirements, any stockholder proposals must be received no later than December 16, 2014. In addition, our bylaws provide that no business may be transacted at an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s annual meeting. Accordingly, any stockholder proposal and any stockholder nominations for the Board of Directors, that are not included in our 2015 proxy statement must be properly submitted to us not earlier than January 28, 2015 nor later than February 27, 2015 to be considered at the 2015 Annual Meeting of Stockholders. Please mail your proposals to the Company to the attention of Lisa Iglesias, Secretary, 8735 Henderson Road, Tampa, Florida 33634. Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2015 proxy statement or considered at our 2015 Annual Meeting.

Committee Reports

The information contained in the Compensation Committee Report and the Audit and Finance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Proxy Solicitation Costs

This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Georgeson, Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $9,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

Multiple Stockholders Having the Same Address

We have adopted a process called “householding” for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2013 Annual Report on Form 10-K and this proxy statement (collectively, the “proxy materials”) unless we receive contrary instructions.

For those stockholders receiving our Notice of Internet Availability of Proxy Materials (“Availability Notice”), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our annual reports on Form 10-K and proxy statements, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O. Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379, or by calling (813) 206-3916. The Company’s annual report on Form 10-K for the year ended December 31, 2013 and this proxy statement are also available at www.proxyvote.com.

Requests for Additional Information

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2013, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Code of Conduct and Business Ethics, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, WellCare Health Plans, Inc., P.O. Box 31379, Tampa, Florida 33631-3379. A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Code of Conduct and Business Ethics made with respect to any of our directors and executive officers on our website.

WELLCARE HEALTH PLANS, INC.

P.O. BOX 31390

TAMPA, FL 33631-3390

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56167-P34329	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

     WELLCARE HEALTH PLANS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of ten directors to hold office until the Company’s 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominees:	For	Against	Abstain

1a. Richard C. Breon	☐	☐	☐

1b. Carol J. Burt	☐	☐	☐

1c. Roel C. Campos	☐	☐	☐

1d. David J. Gallitano	☐	☐	☐

1e. D. Robert Graham	☐	☐	☐

1f. Kevin F. Hickey	☐	☐	☐

1g. Christian P. Michalik	☐	☐	☐

1h. Glenn D. Steele, Jr.	☐	☐	☐

1i. William L. Trubeck	☐	☐	☐

1j. Paul E. Weaver	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	Approval of the proposed amendment to the Company’s Certificate of Incorporation to include a forum selection clause.	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

4.	Advisory vote on the compensation of the Company’s named executive officers (“Say on Pay”).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

M56168-P34329

WELLCARE HEALTH PLANS, INC.

PROXY FOR 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2014

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas L. Tran, Chief Financial Officer, and Lisa G. Iglesias, Secretary, and each of them, or such other individuals as the Board may later designate, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2014 Annual Meeting of Stockholders to be held at WellCare’s corporate headquarters, 8745 Henderson Road, Tampa, Florida 33634, on May 28, 2014, at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1; FOR PROPOSAL 2; FOR PROPOSAL 3; FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS. IF VOTING BY MAIL, YOU MUST COMPLETE THE OTHER SIDE OF THIS CARD.

Continued and to be signed on reverse side